As filed with the Securities and Exchange Commission on March 23, 2011
Registration No. 333-171471
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
Amendment No. 1 to FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EMPIRE RESORTS, INC. (Exact name of registrant as specified in its charter) ______________________
Delaware (State or other jurisdiction of incorporation or organization)	5810 (Primary Standard Industrial Classification Code Number)	13-3714474 (I.R.S. Employer Identification Number)
____________________

c/o Monticello Casino and Raceway
Route 17B, P.O. Box 5013
Monticello, New York 12701
(845) 807-0001
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
____________________

Joseph A. D’Amato
Chief Executive Officer
Empire Resorts, Inc.
c/o Monticello Casino and Raceway
Route 17B, P.O. Box 5013
Monticello, New York 12701
(845) 807-0001
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
____________________

Copies to:
Robert H. Friedman, Esq.
Olshan Grundman Frome Rosenzweig &
Wolosky LLP
65 East 55th Street
New York, New York 10022
(212) 451-2300
Facsimile (212) 451-2222
____________________

As soon as practicable after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)
____________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer box	☐
Non-accelerated filer	☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS
(Subject to completion, dated March 23, 2011)

UP TO 39,606,201 SHARES

COMMON STOCK OF EMPIRE RESORTS, INC.

Empire Resorts, Inc. is distributing at no charge to the holders of our common stock, par value $0.01 per share, and Series B Preferred Stock, par value $0.01 per share, non-transferable subscription rights to purchase up to an aggregate of 39,606,201 shares of our common stock at a subscription price of $0.8837 per share, for up to an aggregate purchase price of approximately $35 million.  Each stockholder will receive one subscription right for each share of our common stock owned on March 28, 2011 and each subscription right will entitle its holder to purchase 0.56895 shares of our common stock (subject to adjustment based on the number of shares outstanding on the record date) at the subscription price.

The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate.  The net proceeds will be used to repay all or a portion of our outstanding indebtedness in the aggregate principal amount of $35 million, together with interest accrued thereon, under that certain loan agreement, dated as of November 17, 2010, by and between us and our largest stockholder, Kien Huat Realty III Limited, which we refer to as “Kien Huat.”  See “Use of Proceeds.”  We expect the total purchase price of the shares offered in this rights offering to be approximately $35 million, assuming full participation.  Our largest stockholder, Kien Huat, has agreed to exercise its entire allocation of basic subscription rights.  Additionally, Kien Huat may, but is not obligated to, exercise its oversubscription rights.  The rights offering is being made to Kien Huat in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, and shares issued in respect of its participation in the rights offering are not covered by the registration statement of which this prospectus forms a part.

The subscription rights will be distributed and exercisable beginning on or about April 1, 2011.  The subscription rights will expire and will have no value if they are not exercised prior to 5:00 p.m., New York City time, on April 29, 2011, the expected expiration date of this rights offering.  We, in our sole discretion, may extend the period for exercising the subscription rights.  We will extend the duration of the rights offering as required by applicable law, and may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire.  Subscription rights shall be irrevocable once they are exercised, and shall continue to be irrevocable in the event that the rights offering is extended.  You should carefully consider whether or not to exercise your subscription rights before the expiration date.  We reserve the right to cancel the rights offering at any time before the expiration of the rights offering, for any reason.  Continental Stock Transfer & Trust Company will serve as the subscription agent in the rights offering.

There is no minimum number of shares that we must sell in order to complete the rights offering.  If you exercise your rights in full, you may also exercise an oversubscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this oversubscription right.  Stockholders who do not participate in the rights offering will continue to own the same number of shares. Stockholders who do not subscribe for the greatest number of shares permitted in the rights offering will own a smaller percentage of the total shares outstanding if and to the extent other stockholders fully exercise their basic and oversubscription rights.   Rights that are not exercised by the expiration date will expire and have no value.  The subscription rights may not be sold or transferred except to affiliates of the recipient and to the estate of the recipient upon their death.

Our principal executive office is located at Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701.  Our telephone number at that address is (845) 807-0001.  Our website is located at www.empireresorts.com.  Our common stock is traded in the Nasdaq Global Market under the symbol “NYNY.”  On March 22, 2011, the closing price of our common stock as reported on the Nasdaq Global Market was $0.59 per share.

	PER SHARE	AGGREGATE(1)
Subscription Price	$0.8837	$35,000,000
Estimated Expenses	$0.0067	$265,000
Net Proceeds to Empire Resorts	$0.8770	$34,735,000
_______________
(1)
Includes rights relating to the shares of our common stock beneficially owned by Kien Huat on the date hereof.  Shares of common stock relating to the exercise of those rights will be issued to Kien Huat in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, at a price equal to the subscription price of the rights offering to which this prospectus relates.

Investing in our common stock involves significant risks.  You should carefully consider the risk factors beginning on page 14 of this prospectus before exercising your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2011.

Page

i

ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission (the “Commission”), this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to the office of our Secretary, Empire Resorts, Inc. c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701. See “Information Incorporated By Reference.”

You should rely only on the information contained in this prospectus or any free writing prospectus we may authorize to be delivered to you.  We have not, and have not authorized anyone else, to provide you with different or additional information.  We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice.  We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

As used in this prospectus, “Empire Resorts,” “Company,” “we,” “our” and “us” refer to Empire Resorts, Inc., unless stated otherwise or the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Throughout this prospectus and the documents incorporated by reference in this prospectus we make “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include the words “may,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and similar words as well as our acquisition, development and expansion plans, objectives or expectations and our liquidity projections.  These forward-looking statements generally relate to our plans, objectives, prospects and expectations for future operations and results and are based upon what we consider to be reasonable future estimates.  Although we believe that our plans, objectives, prospects and expectations reflected in, or suggested by, such forward-looking statements are reasonable at the present time, we may not achieve or we may modify them from time to time.  Furthermore, there is no assurance that any positive trends suggested or referred to in such statements will continue.  You should read this prospectus thoroughly with the understanding that actual future results, performance or achievements may be materially different from those expressed or implied by these forward-looking statements as a result of future developments, including the factors described in the “Risk Factors” section of this prospectus and the sections of our Annual Report on Form 10−K for the year ended December 31, 2009, as amended, and Quarterly Report on Form 10−Q for the periods ended March 31, 2010 and September 30, 2010 captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We do not plan to update forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about us and this offering and may not contain all the information that is important to you.  This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference.  You should read this entire prospectus and the documents that we incorporate by reference carefully before making a decision about whether to invest in our securities.

Our Company

We are a holding company for various subsidiaries engaged in the hospitality and gaming industries.  Through our wholly-owned subsidiary, Monticello Raceway Management, Inc., we currently own and operate Monticello Casino and Raceway, a video gaming machine and harness horseracing facility located in Monticello, New York, 90 miles northwest of New York City.  At Monticello Casino and Raceway, we currently operate 1,090 Video Lottery Terminals and 20 electronic table games as an agent for the New York Lottery and conduct pari-mutuel wagering through the running of live harness horse races, the import simulcasting of harness and thoroughbred horse races from racetracks across the country and the export simulcasting of our races to offsite pari-mutuel wagering facilities.  We refer to Video Lottery Terminals as “VLTs” and electronic table games as “ETGs,” and, together we refer to VLTs and ETGs as “VGMs.”

Our common stock is traded in the Nasdaq Global Market under the symbol “NYNY.”

We were organized as a Delaware corporation on March 19, 1993.  Our principal executive office is located at Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701.  Our telephone number at that address is (845) 807-0001.  Our website is located at www.empireresorts.com.  Information contained on our web site does not constitute a part of this prospectus.

The Rights Offering

Rights Granted
We will distribute to each holder of our common stock and Series B Preferred Stock of record on March 28, 2011 at no charge, one non-transferable subscription right for each share of our common stock then owned or into which our Series B Preferred Stock would be convertible on the record date.  The rights will be evidenced by non-transferable subscription rights certificates. As of March 15, 2011, an aggregate of 69,576,840 shares of our common stock were outstanding and our Series B Preferred Stock was convertible into 35,406 shares of common stock.  If and to the extent that our stockholders exercise their right to purchase our common stock we will issue up to 39,606,201 shares and receive gross proceeds of up to $35 million in the rights offering.  In that case, we will have approximately 109,183,041 shares of common stock outstanding after the rights offering (which amount does not include 35,406 shares of our common stock issuable upon conversion of our Series B Preferred Stock).

Stockholder Participation
Our largest stockholder, Kien Huat Realty III Limited, which we refer to herein as “Kien Huat,” beneficially owned 34,936,357 share of our common stock as of March 22, 2011, representing approximately 50.2% of our outstanding common stock.  Kien Huat has agreed pursuant to a letter agreement, dated November 5, 2010, to exercise its entire allocation of basic subscription rights.  Kien Huat may also, but has not agreed to and is not obligated to, exercise its oversubscription rights in the rights offering.  The rights offering is being made to Kien Huat in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended.  Shares issued in respect of its participation in the rights offering are not covered by the registration statement of which this prospectus forms a part.  Kien Huat is not soliciting participation by the holders of rights in the rights offering or engaging in any other marketing or sales activity in connection therewith.

Basic Subscription Rights
Each subscription right will entitle the holder to purchase 0.56895 shares of our common stock (subject to adjustment based on the number of shares outstanding on the record date) for $0.8837 per share, the subscription price, which shall be paid in cash (or, in respect of Kien Huat, an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to Kien Huat under the bridge loan, or a combination thereof).  After the expiration date, the subscription rights will expire and will have no value.  We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole share.  Any excess payment will be returned to you promptly without interest or deduction.

Subscription Price
$0.8837 per share, which shall be paid in cash (or, in respect of Kien Huat, an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to Kien Huat under the bridge loan, or a combination thereof).

Record Date	March 28, 2011.

Expiration Date
5:00 p.m., New York City time, on April 29, 2011, subject to extension or earlier termination.  Subscription rights shall be irrevocable once they are exercised, and shall continue to be irrevocable in the event that the rights offering is extended.

Oversubscription Rights
We do not expect that all of our stockholders will exercise all of their basic subscription rights.  If you fully exercise your basic subscription right, the oversubscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share.  If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under its basic subscription rights.  The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Non-Transferability of Rights
The subscription rights are not transferable, other than to affiliates (i.e. entities which control the recipient or are controlled by or under common control with the recipient) of the recipient or a transfer of rights to the estate of the recipient upon the death of such recipient.

Amendment, Extension and Termination
We may extend the expiration date at any time after the record date.  Subscription rights shall be irrevocable once they are exercised, and shall continue to be irrevocable in the event that the rights offering is extended.  We may amend or modify the terms of the rights offering at any time prior to the expiration date, including if we extend the rights offering.  We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned promptly without interest or deduction to those persons who exercised their subscription rights.  We may choose to extend the rights offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire.

Fractional Shares
We will not issue fractional shares of our common stock but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole share.  Any excess payment will be returned to you promptly without interest or deduction.

Procedure for Exercising Rights
You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each share of common stock for which you subscribe, to the subscription agent on or prior to the expiration date.  If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” beginning on page 34.

No Revocation
Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid.  All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.

Payment Adjustments
If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the rights certificate, the payment received will be applied to exercise your subscription rights to the extent of the payment.  If the payment exceeds the amount necessary for the full exercise of your subscription rights, including any oversubscription rights exercised and permitted, the excess will be returned to you promptly by check.  You will not receive interest or a deduction.

How Rights Holders Can Exercise Rights Through Others
If you hold our common stock or Series B Preferred Stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering.  If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you.  To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner’s Election Form.”  You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.  You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

How Foreign Stockholders and Other Stockholders Can Exercise Rights
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address.  Instead, we will have the subscription agent hold the subscription rights certificates for your account.  To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that you are  permitted to exercise your subscription rights under applicable law.  If you do not follow these procedures by such time, your rights will expire and will have no value.

Material United States Federal Income Tax Consequences
A holder will not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.  For a detailed discussion, see “Material United States Federal Income Tax Consequences” beginning on page 55 .  You should consult your tax advisor as to the particular consequences to you of the rights offering.

Issuance of Our Common Stock
We will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book−entry form only on our records or on the records of our transfer agent, Continental Stock Transfer & Trust Company, that you purchased pursuant to your basic subscription and oversubscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected.

Conditions
The completion of the rights offering is not subject to the satisfaction of any conditions.  However, we reserve the right to amend, extend, cancel, terminate or otherwise modify the rights offering at any time before completion of the rights offering for any reason. Please see “The Rights Offering—Conditions to the Rights Offering.”

No Recommendation to Rights Holders
An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus.  Neither we nor our Board of Directors are making any recommendation regarding whether you should exercise your subscription rights.

Use of Proceeds
The net proceeds of the rights offering will be used to repay all or a portion of our outstanding indebtedness in the aggregate principal amount of $35 million, together with interest accrued thereon, under that certain loan agreement, dated as of November 17, 2010, by and between us and our largest stockholder, Kien Huat.  See “Use of Proceeds.”

Subscription Agent	Continental Stock Transfer & Trust Company.

Information Agent	MacKenzie Partners, Inc.

For additional information concerning the rights offering, see “The Rights Offering,” beginning on page 29 .

Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 14 of this prospectus and all other information appearing elsewhere and incorporated by reference in this prospectus and any accompanying prospectus supplement.

Questions and Answers About the Rights Offering

Q:	What is a rights offering?

A:
A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest in the Company, enabling you to maintain or possibly increase your current percentage ownership of the Company.

Q:	Why are we engaging in a rights offering and how will we use the proceeds from the rights offering?

A:
The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate.  The net proceeds will be used to repay all or a portion of our outstanding indebtedness in the aggregate principal amount of $35 million, together with interest accrued thereon, under that certain loan agreement, dated as of November 17, 2010, by and between us and our largest stockholder, Kien Huat.  See “Use of Proceeds.”

Q:	Am I required to subscribe in the rights offering?

A:	No.

Q:	What is the basic subscription right?

A:
Each subscription right evidences a right to purchase 0.56895 shares of our common stock (subject to adjustment based on the number of shares outstanding on the record date) at a subscription price of $0.8837 per share.

Q:	What is the oversubscription right?

A:
We do not expect all of our stockholders to exercise all of their basic subscription rights.  The oversubscription right provides stockholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other stockholders.  If you fully exercise your basic subscription right, the oversubscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share.  If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among rights holders who exercise their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right.  The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Q:	How was the $0.8837 per share subscription price established?

A:
On November 17, 2010, we entered into a loan agreement with Kien Huat, our largest stockholder, pursuant to which Kien Huat extended to us a bridge loan for the purpose of repurchasing 100% of our then outstanding 5½% Convertible Senior Notes due 2014, which we refer to herein as the “5½% Notes,” in accordance with the terms of that certain settlement agreement, dated September 23, 2010, among our subsidiaries named therein, the trustee under the indenture governing the 5½% Notes and certain beneficial owners thereof.  We entered into the loan agreement with Kien Huat with the intention of repaying the bridge loan extended thereunder with the proceeds of this rights offering, to the extent available, to provide our stockholders with the opportunity to participate in the restructuring of our indebtedness.  Accordingly, as a condition to Kien Huat’s willingness to extend the bridge loan to us, the subscription price in the rights offering is equal to the $0.8837 per share conversion price that would have been provided for under the 12% Senior Convertible Notes that we would have been obligated to issue if we had not repurchased the 5½% Notes.  The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company.  You should not consider the subscription price as an indication of the value of the Company or our common stock.  See “The Rights Offering—Subscription Price.”

Q:	Who will receive subscription rights?

A:
Holders of our common stock and Series B Preferred Stock, including affiliates of our Company, will receive one non-transferable subscription right for each share of common stock owned or into which our Series B Preferred Stock would be convertible as of March 28, 2011, the record date.  To the extent that an affiliate of our Company acquires common stock upon the exercise of a right, the resale of such common stock can only be made if the Company has an effective registration statement relating to such resale or by an exemption from the registration requirements (e.g. Rule 144).

Q:	How many shares may I purchase if I exercise my subscription rights?

A:
You will receive one non-transferable subscription right for each share of our common stock that you owned or into which your Series B Preferred Stock would be convertible on March 28, 2011, the record date.  Each subscription right evidences a right to purchase 0.56895 shares of our common stock (subject to adjustment based on the number of shares outstanding on the record date) at a subscription price of $0.8837 per share.  You may exercise any number of your subscription rights.

Q:	What happens if I choose not to exercise my subscription rights?

A:
If you choose not to exercise your subscription rights you will retain your current number of shares of common stock of the Company.  However, Stockholders who do not participate in the rights offering will continue to own the same number of shares. Stockholders who do not subscribe for the greatest number of shares permitted in the rights offering will own a smaller percentage of the total shares outstanding if and to the extent other stockholders fully exercise their basic and oversubscription rights.  Your subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m., New York City time, on April 29, 2011, subject to extension, the expiration date.

Q:	Does the Company need to achieve a certain participation level in order to complete the rights offering?

A:	No. We may choose to consummate, amend, extend or terminate the rights offering regardless of the number of shares actually purchased.

Q:	Can the Company terminate the rights offering?

A:
Yes.  Our Board of Directors may decide to terminate the rights offering at any time prior to the expiration of the rights offering, for any reason.  If we cancel the rights offering, any money received from subscribing stockholders will be refunded promptly, without interest or a deduction.  See “The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Q:	May I transfer my subscription rights if I do not want to purchase any shares?

A:
No.  Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights.  However, rights will be transferable to affiliates of the recipient and upon the death of the recipient.

Q:	When will the rights offering expire?

A:
The subscription rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., New York City time, on April 29, 2011, unless we decide to extend the rights offering expiration date until some later time.  See “The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.”  The subscription agent must actually receive all required documents and payments before the expiration date.  There is no maximum duration for the rights offering.

Q:	How do I exercise my subscription rights?

A:
You may exercise your subscription rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each share of common stock you subscribe for, to the subscription agent on or prior to the expiration date.  If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures” beginning on page 34.  If you hold shares of our common stock or Series B Preferred Stock through a broker, custodian bank or other nominee, see “The Rights Offering—Beneficial Owners” beginning on page 36.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A:
If you hold our common stock or Series B Preferred Stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering.  If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you.  To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.”  You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.  You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:	What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address or a stockholder with an APO or FPO address?

A:
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address.  To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law.  If you do not follow these procedures by such time, your rights will expire and will have no value.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:
We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights.  However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Q:	Are there any conditions to my right to exercise my subscription rights?

A:
The completion of the rights offering is not subject to the satisfaction of any conditions.  However, we reserve the right to amend, extend, cancel, terminate or otherwise modify the rights offering at any time before completion of the rights offering for any reason. Please see “The Rights Offering—Conditions to the Rights Offering.”

Q:	Has the Board of Directors made a recommendation regarding the rights offering?

A:
Neither we, nor our Board of Directors is making any recommendation as to whether or not you should exercise your subscription rights.  You are urged to make your decision based on your own assessment of the rights offering, after considering all of the information herein, including the “Risk Factors” section of this document, and of your best interests.

Q:	Have any stockholders indicated they will exercise their rights?

A:
Yes.  Kien Huat, our largest stockholder, has agreed pursuant to a letter agreement, dated November 5, 2010, to exercise its entire allocation of basic subscription rights.  Kien Huat may also, but has not agreed to and is not obligated to, exercise its oversubscription rights in the rights offering.  The rights offering is being made to Kien Huat in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, and shares issued in respect of its participation in the rights offering are not covered by the registration statement of which this prospectus forms a part.  Kien Huat is not soliciting participation by the holders of rights in the rights offering or engaging in any other marketing or sales activity in connection therewith.  The number of shares which Kien Huat can actually subscribe for in the rights offering will depend on the actual number of rights exercised by the other holders of our common stock and will be between 19,877,198 (representing the amount of Kien Huat’s basic subscription right) and 39,606,201.  To the extent that all holders including Kien Huat exercise all of their basic subscription rights then the percentage ownership of each stockholder, including Kien Huat, will remain unchanged.  Assuming no other stockholder were to exercise its rights and Kien Huat were to exercise all of its basic subscription rights in the rights offering and over-subscribe for the maximum amount of shares for which it can over-subscribe, Kien Huat would acquire 39,606,201 newly issued shares, which, together with the 34,936,357 shares owned by Kien Huat prior to the offering, would equal approximately 68.3% of our issued and outstanding shares following such offering. The exercise by Kien Huat of its basic subscription rights and oversubscription rights, to the extent exercised, will result in Kien Huat being able to continue to exercise substantial control over matters requiring stockholder approval upon completion of the offering.  Please see the “Risk Factors” section of this prospectus for more information.

Q:	Is exercising my subscription rights risky?

A:
The exercise of your subscription rights involves significant risks.  Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment.  Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 14.

Q:	How many shares will be outstanding after the rights offering?

A:
The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering.  If we sell all of the shares being offered, then we will issue approximately 39,606,201 shares of common stock.  In that case, we will have approximately 109,183,041 shares of common stock outstanding after the rights offering (which amount does not include 35,406 shares of our common stock issuable upon conversion of our Series B Preferred Stock).  This would represent an increase of approximately 57% in the number of outstanding shares of common stock.

Q:	What will be the proceeds of the rights offering?

A:
If we sell all the shares being offered, we will receive gross proceeds of approximately $35 million.  We are offering shares in the rights offering with no minimum purchase requirement.  As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our stockholders will participate in the rights offering.

Q:	After I exercise my rights, can I change my mind and cancel my purchase?

A:
No.  Once you exercise and send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about the Company that you consider to be unfavorable and even if the market price of our common stock falls below the $0.8837 per share subscription price.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.8837 per share.  See “The Rights Offering—No Revocation or Change.”

Q:	What are the material United States Federal Income Tax consequences of exercising my subscription rights?

A:
A holder will not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.  For a detailed discussion, see “Material United States Federal Income Tax Consequences.”  You should consult your tax advisor as to the particular consequences to you of the rights offering.

Q:	If the rights offering is not completed, for any reason, will my subscription payment be refunded to me?

A:	Yes. If the rights offering is not completed, for any reason, any money received from subscribing stockholders will be refunded promptly, without interest or deduction.

Q:	If I exercise my subscription rights, when will I receive shares of common stock I purchased in the rights offering?

A:
We will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book−entry form only on our records or on the records of our transfer agent, Continental Stock Transfer & Trust Company, that you purchased pursuant to your basic subscription and oversubscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected.  We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Q:	To whom should I send my forms and payment?

A:
If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder.  If you are the record holder of your shares, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail or courier service to Continental Stock Transfer & Trust Company, the subscription agent.  The address for delivery to the subscription agent is as follows:

If delivering by Hand/Mail/Overnight Courier:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
(212) 509-4000, x 536

Your delivery other than in the manner or to the address listed above will not constitute valid delivery.

Q:	What if I have other questions?

A:
If you have other questions about the rights offering, please contact our information agent, MacKenzie Partners, Inc., by telephone at (800) 322-2285 (toll free) or (212) 929-5500 (Call Collect) or by email at rightsoffer@mackenziepartners.com.

FOR A MORE COMPLETE DESCRIPTION OF THE RIGHTS OFFERING, SEE “THE RIGHTS OFFERING” BEGINNING ON PAGE 29.

RISK FACTORS

Prospective investors should carefully consider the following risk factors, together with the other information contained in this Prospectus, in evaluating the Company and its business before purchasing our securities.  In particular, prospective investors should note that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and that actual results could differ materially from those contemplated by such statements.  The factors listed below represent certain important factors which we believe could cause such results to differ.  These factors are not intended to represent a complete list of the general or specific risks that may affect us.  It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated.

Risks Relating to our Business

If the rights offering is not consummated or we are not able to obtain alternative financing, we may not have an immediate source of repayment when due to satisfy our obligations under the bridge loan from Kien Huat.

Our ability to continue as a going concern is dependent upon the consummation of the rights offering and/or our ability to arrange alternative financing to fulfill our obligations under the Loan Agreement, dated November 17, 2010, with Kien Huat, our largest stockholder, pursuant to which Kien Huat agreed to make, and made, a bridge loan to us in the principal amount of $35 million.  The bridge loan matures on the earlier of the consummation of the rights offering to which this prospectus relates and June 30, 2011.  In the event the rights offering has not been completed on or before June 30, 2011, we may extend the maturity date of the bridge loan to September 30, 2011, during which time interest would accrue at a rate of 10% per annum.  There can be no assurance that we will be able to obtain a source of financing on terms acceptable to us, if at all, to satisfy our indebtedness to Kien Huat under the bridge loan in the event that the rights offering is not completed or is consummated but less than all the subscription rights are exercised.  Moreover, in the event that the rights offering is completed before June 30, 2011 but the proceeds of the rights offering are insufficient to repay in full our indebtedness to Kien Huat under the bridge loan, together with accrued interest thereon, the maturity date of the remaining unpaid principal amount of the bridge loan will, subject to the satisfaction of certain conditions, be extended for a term of two years at an interest rate of 5% per annum.  There can be no assurance that we will have funds available or be able to obtain a source of financing on terms acceptable to us, if at all, to satisfy any remaining unpaid principal outstanding under the bridge loan when due. Additionally, future efforts to arrange alternative financing to fulfill our obligations under the bridge loan may involve the issuance of additional shares of our capital stock, which may dilute stockholder investment.

Our independent registered public accounting firm has issued a “going concern” opinion raising substantial doubt about our financial viability.

Our consolidated financial statements have been prepared on a basis that contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  Uncertainty regarding our ability to satisfy our indebtedness when due and our continuing net losses and negative cash flows from operating activities caused our independent registered public accounting firm to include an explanatory paragraph in their report dated March 18, 2011 regarding their concerns about our ability to continue as a going concern.  Substantial doubt about our ability to continue as a going concern may create negative reactions to the price of shares of our common stock and we may have a more difficult time obtaining financing to the extent necessary.  If we are not able to continue as a going concern, it is likely that our stockholders will lose their investment.

We will require additional financing in order to develop any projects and we may be unable to meet our future capital requirements and execute our business strategy.

 Because we are unable to generate sufficient cash from our operations, we will be required to rely on external financing to develop any future projects. Any projections of future cash needs and cash flows are subject to substantial uncertainty. Our capital requirements depend upon several factors, including the rate of market acceptance, our ability to expand our customer base and increase revenues, our level of expenditures for marketing and sales, purchases of equipment and other factors. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated.  We can make no assurance that financing will be available in amounts or on acceptable terms, if at all.

If we cannot raise funds, if needed, on acceptable terms, we may be required to delay, scale back or eliminate some of our expansion and development goals and we may not be able to continue our operations, grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could negatively impact our business, operating results and financial condition.

If revenues and operating income from our operations at Monticello Casino and Raceway do not increase, if we do not expand our current facility and operations it could adversely affect our financial performance.

There can be no assurance that our operations will draw sufficient crowds to Monticello Casino and Raceway to increase our revenues to the point that we will realize a profit.  The operations and placement of our VGMs, including the layout and distribution, are under the jurisdiction of the New York Lottery and the program contemplates that a significant share of the responsibility for marketing the program will be borne by the New York Lottery.  The New York Lottery is not required to make decisions that we feel are in our best interest and, as a consequence, the profitability of our VGM operations may not reach the levels that we believe to be feasible or may be slower than expected in reaching those levels.  Our VGM operations have historically been insufficient to repay the entire principal amount of our indebtedness, as we were only permitted to retain 32% of the first $50 million of our VGM revenue, 29% of the next $100 million of our VGM revenue and 26% of our VGM gross revenue in excess of $150 million.  Although new legislation was passed in 2008 that increased our share of VGM revenue, permitting us to retain 42% of gross VGM revenue for a period of five years that began on April 1, 2008 and, following such five-year period, permitting us to retain 40% of the first $50 million, 29% of the next $100 million and 26% thereafter, no assurance can be given that such increased revenue will be sufficient to support our ability to service our outstanding debt.  Additionally, effective August 4, 2010, legislation was passed to reduce operator fees by one percentage point at each level of VGM revenues, which we anticipate resulting in an annual cost to us of approximately $550,000 to $600,000.  Similarly, the proposed hospitality and entertainment expansion of our current facility and operations is subject to many regulatory, competitive, economic and business risks beyond our control, and there can be no assurance that an expansion of our existing facilities will be developed in a timely manner, or at all.  Any failure in this regard could have a material adverse impact on our operations and our ability to service our debt obligations.

As a holding company, we are dependent on the operations of our subsidiaries to pay dividends or make distributions in order to generate internal cash flow.

We are a holding company with no revenue generating operations.  Consequently, our ability to meet our working capital requirements and to service our debt obligations depends on the earnings and the distribution of funds from our subsidiaries.  There can be no assurance that these subsidiaries will generate sufficient revenue to make cash distributions in an amount necessary for us to satisfy our working capital requirements or our obligations under any current or future indebtedness, including our obligations under the bridge loan from Kien Huat in the event that the proceeds of the rights offering are not sufficient to repay all indebtedness thereunder.  In addition, these subsidiaries may enter into contracts that limit or prohibit their ability to pay dividends or make distributions.  Should our subsidiaries be unable to pay dividends or make distributions, our ability to meet our ongoing obligations would be jeopardized.  Specifically, without the payment of dividends or the making of distributions, we would be unable to pay our employees, accounting professionals or legal professionals, all of whom we rely on to manage our operations, ensure regulatory compliance and sustain our public company status.

Changes in the laws, regulations, and ordinances (including tribal and/or local laws) to which the gaming industry is subject, and the application or interpretation of existing laws and regulations, or our inability or the inability of our key personnel, significant stockholders, or joint venture partners to obtain or retain required gaming regulatory licenses, could prevent us from pursuing future development projects, force us to divest the holdings of a stockholder found unsuitable by any federal, state, regional or tribal governmental body or otherwise adversely impact our results of operation.

The ownership, management and operation of our current and any future gaming facilities are and will be subject to extensive federal, state, provincial, tribal and/or local laws, regulations and ordinances that are administered by the relevant regulatory agency or agencies in each jurisdiction.  These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but generally concern the responsibilities, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations, and often require such parties to obtain certain licenses, permits and approvals.  These laws, regulations and ordinances may also affect the operations of our gaming facilities or our plans in pursuing future projects.

Licenses that we and our officers, directors and principal stockholders are subject to generally expire after a relatively short period of time and thus require frequent renewals and reevaluations.  Obtaining these licenses in the first place, and for purposes of renewals, normally involves receiving a subjective determination of “suitability.”  A finding of unsuitability could lead to a material loss of investment by either us or our stockholders, as it would require divestiture of one’s direct or indirect interest in a gaming operator that conducts business in the licensing jurisdiction making the determination of unsuitability.  Consequently, should we or any stockholder ever be found to be unsuitable to own a direct or indirect interest in a company with gaming operations by the federal government or the State of New York, we or such stockholder, as the case may be, could be forced to liquidate all interests in that entity.  Should either we or such stockholder be forced to liquidate these interests within a relatively short period of time, we or such stockholder would likely be forced to sell at a discount, causing a material loss of investment value.

During 2002, certain affiliates of Bryanston Group, Inc. (“Bryanston Group”), our former largest stockholder, and certain of our other stockholders were indicted for various counts of tax and bank fraud.  On September 5, 2003, one of these stockholders pleaded guilty to felony tax fraud, and on February 4, 2004, four additional stockholders were convicted of tax and bank fraud.  None of the acts these individuals were charged with or convicted of relate to their ownership interests in us and their remaining interests do not provide them with any significant control in the management of the Company.  However, there can be no assurance that none of the various governmental agencies that now, or in the future may, regulate and license our gaming related activities will factor in these indictments or criminal acts in evaluating our suitability.  Should a regulatory agency fail to acknowledge that these indictments and convictions do not bear on our suitability, we could lose our gaming licenses or be forced to liquidate certain or all of our gaming interests.

We received a letter from the New York State Racing and Wagering Board on January 5, 2010, requesting updated information about our plans to divest Bryanston Group and its affiliates of their remaining interests in us.  In response, we informed the New York State Racing and Wagering Board that we were in the process of engaging an investment banking firm, which we engaged in March 2010, to explore our options with respect to the restructuring of our debt and other obligations, including our Series E Preferred Stock.  The engagement with the investment banking firm was terminated following our entry into the bridge loan with Kien Huat and we have not currently retained any third party advisors with respect to the Series E Preferred Stock.  According to the terms of our Series E Preferred Stock, we have the option to redeem these shares at a price of $10 per share plus all accrued and unpaid dividends.  The cost of redeeming these shares, as of December 31, 2010, was approximately $28.5 million.  We may not be able to obtain sufficient financing in amounts or on terms that are acceptable to us in order to redeem all of these shares, should this be required.

The gaming industry in the northeastern United States is highly competitive, with many of our competitors better known and better financed than us.

The gaming industry in the northeastern United States is highly competitive and increasingly dominated by multinational corporations or Native American tribes that enjoy widespread name recognition, established brand loyalty, decades of casino operation experience, and a diverse portfolio of gaming assets and substantially greater financial resources.  Atlantic City, the second most popular gaming destination in the United States, with 11 full service hotel casinos, is approximately a two hour drive from New York City and the highly popular Foxwoods Resort and Casino and the Mohegan Sun casino are each only two and a half hour drives from New York City.

We face significant competition for our VGM operations from Yonkers Raceway and expect additional competition from Aqueduct Race Track, both of which are located within the New York City metropolitan area.  The Yonkers Raceway facility, which is much closer to New York City, has a harness horseracing facility, approximately 5,300 VGMs, food and beverage outlets and other amenities. In September 2010, a contract with Genting New York, LLC was approved for the development and operation of 4,500 VGMs at Aqueduct Racetrack.  The first phase of the Aqueduct gaming facility is expected to begin with the operation of 2,500 VGMs in the third quarter of 2011 with a second phase to be completed in 2012 which is expected to have all 4,500 VGMs in operation as well as food and beverage outlets and other amenities.  In contrast, we have limited financial resources and currently operate only a harness horse racing facility and VGMs in Monticello, New York, which is approximately a one and a half hour drive from New York City.

Additionally, in January 2010, the Pennsylvania legislature authorized and its Governor approved table games in its existing slot-machine facilities, which amended and augmented the legislation passed in July 2004 in which Pennsylvania legalized the operation of up to 61,000 slot machines at 14 locations throughout the state to permit table games at the slot-machine facilities.  The legislation authorized all table games, including blackjack, craps, roulette, baccarat, and poker at thoroughbred and harness racetracks with slot-machine facilities and stand-alone slot-machine facilities, and the granting of credit to guests of the Pennsylvania casinos. Table games became operational in Pennsylvania’s casinos in July 2010. Presently approximately 850 table games, including poker tables, are offered at the Pennsylvania casinos. Both Pennsylvania casinos that we compete against have installed and offer table games.

As of March 2011, there were ten casinos in operation within Pennsylvania, with six located at race tracks. One such race track facility is the Mohegan Sun at Pocono Downs, which has approximately 2,400 slot machines and 84 table games, including 18 poker tables.  The Mohegan Sun at Pocono Downs opened in November 2006 in Wilkes-Barre, Pennsylvania, approximately 75 miles southwest of Monticello.  In addition, in October 2007, the Mount Airy Casino Resort opened with approximately 2,500 slot machines, a hotel, spa, and a golf course; and in July 2010 it began the operation of table games and now operates 72 table games, which includes 11 poker tables.  The Mount Airy Casino Resort is located in Mount Pocono, Pennsylvania, approximately 60 miles southwest of Monticello.  The development of new casinos and slot machine facilities and the introduction of table games at existing harness racetracks and casinos in Pennsylvania will likely increase the degree of competition within our market and may have an adverse effect on our business and future operating performance.

Moreover, a number of Native American tribes and gaming entrepreneurs are presently seeking to develop casinos in New York and Connecticut in areas that are 90 miles from New York City such as Bridgeport, Connecticut and Southampton, New York.  In November 2010, the Governor of the State of New York signed a compact with Stockbridge-Munsee Band to build a gaming complex in Bridgeville, New York, located approximately five miles from Monticello Casino and Raceway.  On February 18, 2011, the U.S. Department of the Interior disapproved the compact.  However, due to its proximity to Monticello Casino and Raceway, if developed, the Stockbridge-Munsee Band’s gaming facility, which would include a casino, hotel, restaurants and retail shops, would likely significantly increase the competition we face and have a material adverse affect on our business operations and future performance.

No assurance can be given that we will be able to compete successfully for gaming customers with the established Atlantic City casinos, existing and proposed regional Native American casinos, slot machine facilities and table games facilities in Pennsylvania and New Jersey, competing VGM facilities at Yonkers Raceway and Aqueduct Racetrack.

The continuing decline in the popularity of horse racing and increasing competition in simulcasting could adversely impact the business of Monticello Casino and Raceway.

Since the mid-1980s, there has been a general decline in the number of people attending and wagering at live horse races at North American racetracks due to a number of factors, including increased competition from other forms of gaming, unwillingness of guests to travel a significant distance to racetracks and the increasing availability of off-track wagering.  The declining attendance at live horse racing events has prompted racetracks to rely increasingly on revenues from inter-track, off-track and account wagering markets.  The industry-wide focus on inter-track, off-track and account wagering markets has increased competition among racetracks for outlets to simulcast their live races.  A continued decrease in attendance at live events and in on-track wagering, as well as increased competition in the inter-track, off-track and account wagering markets, could lead to a decrease in the amount wagered at Monticello Casino and Raceway.  Our business plan anticipates the possibility of Monticello Casino and Raceway attracting new guests to our racetrack wagering operations through VGM operations and a proposed expansion in order to offset the general decline in raceway attendance.  However, even if the numerous arrangements, approvals and legislative changes necessary for the proposed expansion of our Monticello Casino and Raceway facility occur, we may not be able to maintain profitable operations.  Public tastes are unpredictable and subject to change.  Any further decline in interest in horse racing or any change in public tastes may adversely affect our revenues and, therefore, limit our ability to make a positive contribution to our results.

We depend on our key personnel and the loss of their services would adversely affect our operations and business strategy.

If we are unable to maintain our key personnel and attract new employees with high levels of expertise in those gaming areas in which we propose to engage, without unreasonably increasing our labor costs, the execution of our business strategy may be hindered and our growth limited.  We believe that our success is largely dependent on the continued employment of our senior management and the hiring of strategic key personnel at reasonable costs.  Competition for qualified executives is intense and we can give no assurance that we would be able to hire a qualified replacement with the required level of experience and expertise for any current members of our senior management, if required to do so.  Accordingly, if any of our current senior managers were unable or unwilling to continue in his or her present position, or we were unable to attract a sufficient number of qualified employees at reasonable rates, our business, results of operations and financial condition will be materially adversely affected.  Additionally, recruiting and hiring a replacement for any senior management position could divert the attention of other senior management and increase our operating expenses.

Substantial leverage and debt service obligations may adversely affect our cash flow, financial condition and results of operations.

We may incur substantial additional indebtedness in the future. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	a portion of our cash flow from operations will be dedicated to the payment of any interest or principal required with respect to outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, general corporate and other purposes may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which is subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control.  Our business might not continue to generate cash flow at or above current levels. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things, to:

•	seek additional financing in the debt or equity markets;

•	refinance or restructure all or a portion of our indebtedness, including any amounts that remain unpaid following the rights offering under the bridge loan from Kien Huat; or

•	sell selected assets.

Such measures might not be sufficient to enable us to service our indebtedness.  In addition, any such financing, refinancing or sale of assets may not be available on commercially reasonable terms, or at all.

Currently, Class III casino gaming, other than Native American gaming, is not allowed in New York.  There can be no assurance that the required amendment to the New York State Constitution will be passed in order to allow Class III casino gaming, other than Native American gaming, in a timely manner, or at all.

Currently, we are not permitted to operate a Class III casino at Monticello Casino and Raceway because Class III casino gaming, other than Native American gaming, is not allowed in New York.  In order to operate a Class III casino at Monticello Casino and Raceway, an amendment to the New York State Constitution to permit Class III casino gaming would need to be passed or we would need to enter into an agreement with a Native American tribe for the development of such a Class III casino.  In order to be amended to permit Class III casino gaming, the New York State Constitution requires the passage of legislation in two consecutive legislative sessions and then passage of the majority of the state's voters in a statewide referendum.  There can be no assurance given that an amendment to the New York State Constitution to permit Class III casino gaming will be passed in a timely manner, or at all.  Moreover, if an amendment to the New York State Constitution to permit Class III casino gaming were passed, there can be no assurance that we would be able to secure any necessary licenses, regulatory approvals or financing arrangements necessary to develop a Class III casino at Monticello Casino and Raceway or another location.  In the event that Class III casino gaming were permitted under an amendment to the New York State Constitution and we are unable to timely develop and successfully operate a Class III casino at Monticello Casino and Raceway or another location to compete with any Class III casinos that may be developed by our competitors, our business and future operating performance would likely be materially adversely affected.

As used in this prospectus, Class III gaming means a full casino including slot machines, on which the outcome of play is based upon randomness, and various table games including, but not limited to, poker, blackjack and craps.

We will require additional financing in order to develop an expansion of our existing Monticello Casino and Raceway facility or other projects and we may be unable to meet our future capital requirements and execute our business strategy.

Because we are unable to generate sufficient cash from our operations, we will be forced to rely on external financing to develop the proposed hospitality and entertainment expansion to our existing Monticello Casino and Raceway facility or other projects and to meet future capital and operating requirements.  Any projections of future cash needs and cash flows are subject to substantial uncertainty.  Our capital requirements depend upon several factors, including the rate of market acceptance, our ability to expand our customer base and increase revenues, our level of expenditures for marketing and sales, purchases of equipment and other factors.  If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated.  We can make no assurance that financing will be available in amounts or on terms acceptable to us, if at all.  Further, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock, and debt financing, if available, may involve restrictive covenants which could restrict our operations or finances.  If we cannot raise funds, if needed, on acceptable terms, we may be required to delay, scale back or eliminate some of our expansion and development goals related to our Monticello Casino and Raceway facility and we may not be able to continue our operations, grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements which could negatively impact our business, operating results and financial condition.

Risk Relating to our Ownership Structure

Stockholders’ ability to influence corporate decisions may be limited because our major stockholder owns a large percentage of our common stock.

Kien Huat is the beneficial holder of 34,936,357 shares of our common stock, representing approximately 50.2% of our presently outstanding shares of our common stock, which represents just less than 50.0% of our voting power.  Additionally, under the terms of an Investment Agreement with Kien Huat, if any option or warrant outstanding as of November 12, 2009, the date of the final closing of the Investment Agreement, (or, in limited circumstances, if issued after such date) is exercised, Kien Huat has the right (following notice of such exercise) to purchase an equal number of additional shares of our common stock as are issued upon such exercise at the exercise price for the applicable option or warrant.  The percentage of our outstanding shares of common stock and voting power owned by Kien Huat would not increase as a result of the purchase by Kien Huat of any shares of our common stock pursuant to such matching right, given the issuance of shares upon exercise of the option or warrant that triggered the matching right.  Under the terms of the Investment Agreement, Kien Huat is also entitled to recommend three directors whom we are required to cause to be elected or appointed to our Board, subject to the satisfaction of all legal and governance requirements regarding service as a director and to the reasonable approval of the Governance Committee of our Board of Directors.  Kien Huat has designated Au Fook Yew, Emanuel Pearlman and Joseph D'Amato as members of the Board pursuant to its rights under the Investment Agreement.  Kien Huat will continue to be entitled to recommend three directors for so long as it owns at least 24% of our voting power outstanding at such time, after which the number of directors whom Kien Huat will be entitled to designate for election or appointment to our Board of Directors will be reduced proportionally to Kien Huat’s percentage of ownership.  Under the Investment Agreement, for so long as Kien Huat is entitled to designate representatives to our Board of Directors, among other things, Kien Huat will have the right to nominate one of its director designees to serve as the Chairman of the Board, and Mr. Pearlman has been appointed to serve as Chairman of the Board pursuant to Kien Huat’s recommendation.  Until such time as Kien Huat ceases to own capital stock with at least 30% of our voting power outstanding at such time, our Board of Directors will be prohibited under the terms of the Investment Agreement from taking certain actions relating to fundamental transactions involving us and our subsidiaries and certain other matters without the affirmative vote of the directors designated by Kien Huat.  In addition, Kien Huat has agreed pursuant to a letter agreement, dated November 5, 2010, to exercise its entire allocation of basic subscription rights.  Kien Huat may also, but has not agreed to and is not obligated to, exercise its oversubscription rights in the rights offering.  The number of shares which Kien Huat can actually subscribe for in the offering will depend on the actual number of rights exercised by the other holders of our common stock and will be between 19,877,198 and 39,606,201.  To the extent that all holders including Kien Huat exercise all of their basic subscription rights then the percentage ownership of each stockholder, including Kien Huat, will remain unchanged.  Assuming no other stockholder were to exercise its rights and Kien Huat were to exercise all of its basic subscription rights in the rights offering and over-subscribe for the maximum amount of shares for which it can over-subscribe, Kien Huat could acquire 39,606,201 of the newly issued shares, which including the 34,936,357 shares owned by Kien Huat prior to the offering, would equal approximately 68.3% of our issued and outstanding shares following such offering. Consequently, Kien Huat has and, upon its exercise of subscription rights in the rights offering, will continue to have the ability to exert significant influence over our policies and affairs, including the election of our Board and the approval of any action requiring a stockholder vote, such as approving amendments to our certificate of incorporation and mergers or sales of substantially all of our assets, as well as other matters.  The interests of Kien Huat may differ from the interests of our other stockholders in some respects, which may lead to stockholder votes that are inconsistent with other stockholders’ best interests or the best interest of us as a whole.  This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Risks Relating to the Market Value of Our Common Stock

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when our stockholders want to sell their holdings.

The market price of our common stock has in the past been, and may in the future continue to be, volatile.  For instance, between January 1, 2008 and March 22, 2011, the closing price of our common stock has ranged between $4.51 and $0.40 per share.  A variety of events may cause the market price of our common stock to fluctuate significantly, including but not necessarily limited to:

•	quarter to quarter variations in operating results;

•	adverse news announcements; and

•	market conditions for the gaming industry.

In addition, the stock market in recent years has experienced significant price and volume fluctuations.  This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance.  These market fluctuations may adversely affect the price of our common stock and other interests in the Company at a time when our stockholders want to sell their interest in us.

If we fail to meet the minimum closing bid price requirement and all other applicable continued listing requirements of The Nasdaq Global Market, Nasdaq may delist our common stock, in which case the liquidity and market price of our common stock could decline.

Our common stock is currently listed on The Nasdaq Global Market.  In order to maintain that listing, we must satisfy certain continued listing requirements, including a requirement that our common stock maintain a minimum closing bid price of at least $1.00 per share and a requirement that we maintain stockholders’ equity of at least $10 million.  On February 14, 2011, we received notice from Nasdaq that, because the closing bid price for our common stock had fallen below $1.00 per share for 30 consecutive business days, we no longer comply with the minimum bid price requirement for continued listing on the Nasdaq Global Market.  In addition, on March 22, 2011, we received notice from Nasdaq that, because our stockholders’ equity has fallen below $10 million as reported on our annual report on Form 10-K for the year ended December 31, 2010, we no longer comply with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Global Market.  In accordance with the Nasdaq Marketplace Rules, we have been provided an initial compliance period of 180 calendar days, or until August 15, 2011, to regain compliance with the minimum bid price requirement.  To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days prior to August 15, 2011.  If we do not regain compliance by August 15, 2011, we may be eligible for an additional grace period if we satisfy certain conditions, including applying to transfer the listing of our common stock to the Nasdaq Capital Market and satisfying the listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement.  If the Nasdaq staff determines that we would not be able to cure the minimum bid price deficiency, or if we are otherwise not eligible for such additional compliance period, Nasdaq will provide notice that our common stock will be subject to delisting.  We would have the right to appeal a determination to delist our common stock, and our common stock would remain listed on the Nasdaq Global Market until the completion of the appeal process. Pursuant to the Nasdaq Marketplace Rules we have been provided 45 calendar days, or until May 6, 2011, to submit a plan to Nasdaq to regain compliance with the minimum stockholders’ equity requirement.   To regain compliance, we must have stockholders’ equity of at least $10 million.  If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the notice, or until September 18, 2011, to evidence compliance. If the plan is not accepted, we will have the right to appeal such decision and our common stock would remain listed on the Nasdaq Global Market until the completion of the appeal process.  Alternatively, we may be eligible to transfer the listing of our common stock to the Nasdaq Capital Market, provided we meet the continued listing requirements for the Nasdaq Capital Market, with the exception of the minimum bid price requirement.  We are considering actions that we may take in response to the Nasdaq notifications in order to regain compliance with the continued listing requirements, but there can be no assurance that we will be successful in regaining compliance with Nasdaq’s minimum closing bid price or minimum stockholders’ equity requirements.  If our stock is delisted, an active trading market for our common stock may not be sustained and the market price of our common stock could decline.  In addition, the delisting of our common stock could also constitute a breach of our bridge loan agreement with Kien Huat, which would, subject to any applicable cure periods, accelerate the entire amount of the bridge loan. There can be no assurance that we will be able to obtain a source of financing on terms acceptable to us, if at all, to satisfy our indebtedness to Kien Huat under the bridge loan if required to do so upon acceleration thereof.

We do not anticipate declaring any dividends in the foreseeable future.

During the past two fiscal years, we did not declare or pay any cash dividends with respect to our common stock and we do not anticipate declaring any cash dividends on our common stock in the foreseeable future.  We intend to retain all future earnings for use in the development of our business.  In addition, the payment of cash dividends to the holders of our common stock is restricted by undeclared dividends on our Series E preferred stock.  We have accumulated unpaid Series E preferred dividends of approximately $11.2 million as of December31, 2010.  There can be no assurance that we will have, at any time, sufficient surplus under Delaware law to be able to pay any dividends. If we do not pay dividends, the price of our common stock that you receive in the rights offering must appreciate for you to receive a gain on your investment in our Company.

Since our stock is classified as “penny stock,” the restrictions of the Security and Exchange Commission’s penny stock regulations may result in less liquidity for our stock.

The Commission has adopted regulations which define a “penny stock” to be any equity security that has a market price (as therein defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transactions involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction involving a penny stock by a retail customer, of a disclosure schedule prepared by the Commission relating to the penny stock market.  Disclosure is also required to be made about commissions payable to both the broker/dealer and the registered representative and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  Because the market price for shares of our common stock is less than $5.00, and we do not satisfy any of the exceptions to the Commission’s definition of penny stock, our common stock is classified as penny stock.  As a result of the penny stock restrictions, brokers or potential investors may be reluctant to trade in our securities, which may result in less liquidity for our stock.

Certain provisions of our certificate of incorporation and bylaws could discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium return on their investment in our common stock.

Pursuant to our certificate of incorporation, our Board has the authority, without further action by the stockholders, to issue up to 3,225,045 shares of preferred stock on such terms and with such rights, preferences and designations, including, without limitation, restricting dividends on our common stock, diluting our common stock’s voting power and impairing the liquidation rights of the holders of our common stock, as our Board of Directors may determine.  Issuance of such preferred stock, depending upon its rights, preferences and designations, may also have the effect of delaying, deterring or preventing a change in control.  This may have a negative effect on the market price of our common stock.

We may submit, from time to time, proposals to stockholders to amend our certificate of incorporation or to increase the number of common shares authorized.

At a special meeting of our stockholders held on February 16, 2011, our stockholders approved an amendment to our Certificate of Incorporation, as amended, to increase our authorized capital stock from 100,000,000 shares, consisting of 95,000,000 shares of common stock and 5,000,000 shares of preferred stock, to a total of 155,000,000 shares, consisting of 150,000,000 shares of common stock and 5,000,000 shares of preferred stock in order to have a sufficient number of shares of common stock to complete the rights offering and to provide a reserve of shares available for issuance to meet business needs as they may arise in the future. Such business needs may include, without limitation, rights offerings, financings, acquisitions, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, stock splits or similar transactions.  Issuances of any additional shares for these or other reasons could prove dilutive to current stockholders or deter changes in control of the Company, including transactions where the stockholders could otherwise receive a premium for their shares over then current market prices.

Future sales of shares of our common stock in the public market or the conversion of the bridge loan from Kien Huat could adversely affect the trading price of shares of our common stock and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of shares of our common stock in the public market, the conversion of the bridge loan from Kien Huat into shares of our common stock, or the perception that such sales or conversion are likely to occur could affect the market price of our common stock.  Kien Huat’s stock ownership may also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.  In the event that the proceeds from the rights offering are insufficient to repay our indebtedness to Kien Huat in full and we have not otherwise prepaid such indebtedness in full, the maturity date of the remaining unpaid principal amount of the bridge loan from Kien Huat will, subject to the satisfaction of certain conditions, be extended following the completion of the rights offering for a term of two years at an interest rate of 5% per annum and the bridge loan will become convertible at a conversion rate equal to the subscription price in the rights offering of $0.8837 per share.  Furthermore, we may be required to issue additional shares of our common stock to Kien Huat pursuant to certain option matching rights granted to Kien Huat at less than the then-existing market price, which could reduce the price per share of shares held by existing stockholders.

Risks Relating to the Rights Offering

A significant number of our shares will be available for future sale which could depress the market price of our common stock.

As of March 15, 2011, an aggregate of 69,576,840 shares of our common stock were outstanding (which amount does not include 35,406 shares of our common stock issuable upon conversion of our Series B Preferred Stock).  In addition, as of March 22, 2011, there were outstanding options to purchase an aggregate of 7,695,842 shares of our common stock, warrants to purchase an aggregate of 3,250,000 shares of our common stock and option matching rights to purchase an aggregate of 5,423,342 shares of our common stock. Upon exercise of all rights offered hereunder, an additional 39,606,201 shares of common stock would be outstanding.

Sales of large amounts of our common stock in the market could adversely affect the market price of the common stock. Moreover, the perceived risk of the potential dilution that would result from the exercise of our outstanding options, warrants or option matching rights could cause stockholders to attempt to sell their shares and investors to “short” the stock.  All of these events could have a significant adverse impact on the market price of our common stock and could impair our future ability to raise capital through offerings of our equity securities in the future at a time and price that we deem appropriate.

The subscription price determined for this offering is not an indication of our value.

The subscription price in the rights offering is equal to the $0.8837 per share conversion price that would have been provided for under the 12% Senior Convertible Notes that we would have been obligated to issue if we had not repurchased 100% of our previously outstanding 5½% Notes under the terms of that certain settlement agreement, dated September 23, 2010, among our subsidiaries named therein, the trustee under the indenture governing the 5½% Notes and certain beneficial owners thereof. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company.  You should not consider the subscription price an indication of the value of the Company or our common stock.

The subscription price for the offering is greater than the market value of our common stock as of the date hereof and participating in the rights offering may require you to pay a premium to the prevailing market value of our common stock.

The market value of our common stock on March 22, 2011, the last trading day prior to the date of this prospectus, was $0.59.  The subscription price for this offering is $0.8837, which represents a premium to the market value of our common stock on March 22, 2011.  Moreover, the number of shares of common stock we propose to issue and ultimately will issue if this rights offering is completed, may result in an immediate decrease in the market value of our common stock.  Therefore, if you exercise your subscription rights, you may be committed to purchase shares of our common stock at a price that is greater than the prevailing market price at the expiration of the rights offering.

You may not revoke your subscription exercise, even if the rights offering is extended, and your purchase of shares in the rights offering may be at a price higher than the market price.

Once you exercise your subscription rights, you may not revoke the exercise.  If we decide to extend the duration of the rights offering you still may not revoke the exercise of your subscription rights.  The public trading market price of our common stock may decline before the subscription rights expire.  If you exercise your subscription rights and, afterwards, the market price of our common stock falls below the subscription price, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the market price.  Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price.  Until certificates are delivered or your account at your broker, custodian bank or other nominee is credited upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering.  We will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book−entry form only on our records or on the records of our transfer agent, Continental Stock Transfer & Trust Company, that you purchased pursuant to your basic subscription and oversubscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected.

If you do not exercise your subscription rights in full, your percentage ownership and voting rights in Empire Resorts will likely experience dilution.

If you choose not to exercise your subscription rights you will retain your current number of shares of our common stock.  Stockholders who do not subscribe for the greatest number of shares permitted in the rights offering will own a smaller percentage of the total shares outstanding if and to the extent other stockholders fully exercise their basic and oversubscription rights.  The number of shares which Kien Huat, our largest stockholder, can actually subscribe for in the offering will depend on the actual number of rights exercised by the other holders of our common stock and will be between 19,877,198 and 39,606,201.  To the extent that all holders including Kien Huat exercise all of their basic subscription rights then the percentage ownership of each stockholder, including Kien Huat, will remain unchanged.  Assuming no other stockholder were to exercise its rights and Kien Huat were to exercise all of its basic subscription rights in the rights offering and over-subscribe for the maximum amount of shares it can over-subscribe for, Kien Huat could acquire 39,606,201 newly issued shares, which including the 34,936,357 shares owned by Kien Huat prior to the offering, would equal approximately 68.3% of our issued and outstanding shares following such offering.

The issuance of additional shares of our common stock could limit our ability to apply our net operating loss carryforwards to offset our taxable income (if any) in any future year.

In addition, the issuance of share of our common stock to Kien Huat in connection with its participation in the rights offering may, when considered with other changes in ownership, constitute a change in ownership as defined under Section 382 of the United States Internal Revenue Code of 1986, as amended.  If a change in ownership is deemed to have occurred, our net operating loss carryforwards that could be applied to offset our taxable income (if any) in any future year would be limited.  We cannot determine what effect, if any, these factors would have on the trading price of our common stock.

Because we may terminate the offering at any time prior to the expiration date, your participation in the rights offering is not assured.

We do not intend, but have the right, to terminate the offering at any time prior to the expiration date.  If we determine to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any money received from subscribing stockholders promptly, without interest or deduction.

You will need to act promptly and to carefully follow the subscription instructions, or your exercise of rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 pm on April 29, 2011, the expiration date.  If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date.  We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date.  If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received.  Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You will not receive interest on subscription funds, including any funds ultimately returned to you promptly.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this rights offering.  In addition, if we cancel the rights offering or if you exercise your oversubscription privilege and are not allocated all of the shares of common stock for which you over-subscribe, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

You may not receive all of the shares you subscribe for pursuant to oversubscription rights

If an insufficient number of shares are available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under their basic subscription rights.

THE RIGHTS OFFERING

Subscription Rights

Basic Subscription Rights

We will distribute to each holder of our common stock and our Series B Preferred Stock who is a record holder of our common stock or Series B Preferred Stock on the record date, which is March 28, 2011, at no charge, one non-transferable subscription right for each share of common stock owned or into which our Series B Preferred Stock would be convertible as of the record date. As of March 15, 2011, an aggregate of 69,576,840 shares of our common stock were outstanding and our Series B Preferred Stock was convertible into 35,406 shares of common stock.

The rights offering is being made to Kien Huat in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended.  Shares issued in respect of its participation in the rights offering are not covered by the registration statement of which this prospectus forms a part.  Kien Huat is not soliciting participation by the holders of rights in the rights offering or engaging in any other marketing or sales activity in connection therewith.

The subscription rights will be evidenced by non-transferable subscription rights certificates.  Each subscription right will entitle the rights holder to purchase 0.56895 shares of our common stock (subject to adjustment based on the number of shares outstanding on the record date) at a price of $0.8837 per share, the subscription price, which shall be paid in cash (or, in respect of Kien Huat, an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by us to Kien Huat under the bridge loan, or a combination thereof), upon timely delivery of the required documents and payment of the subscription price.  We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole share.  Any excess payment will be returned to you promptly without interest or deduction.  If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., New York City time, on April 29, 2011, the expiration date for the rights offering, subject to extension.  After the expiration date, the subscription rights will expire and will have no value.  See below “—Expiration of the Rights Offering and Extensions, Amendments and Termination.”  You are not required to exercise any or all of your subscription rights.

Oversubscription Rights

Subject to the allocation described below, each subscription right also grants the holder an oversubscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights.  You are entitled to exercise your oversubscription right only if you exercise your basic subscription right in full.

If you wish to exercise your oversubscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate, as well as the number of shares that you beneficially own without giving effect to any shares to be purchased in this offering.  When you send in your rights certificate, you must also send the full purchase price in cash for the number of additional shares that you have requested to purchase (in addition to the payment in cash due for shares purchased through your basic subscription right).  If an insufficient number of shares is available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription rights based on the number of shares each stockholder subscribed for under their basic subscription rights.  The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the oversubscription right.  We will issue certificates representing your shares of our common stock, or credit your account at your broker, custodian bank or other nominee with shares of our common stock, electronically in registered, book−entry form only on our records or on the records of our transfer agent, Continental Stock Transfer & Trust Company, that you purchased pursuant to your basic subscription and oversubscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures.”  If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction.  In connection with the exercise of the oversubscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the oversubscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time prior to 5:00 p.m., New York City time, on April 29, 2011, the expiration date for the rights offering, subject to extension.  If you do not exercise your subscription rights before the expiration date of the rights offering, your subscription rights will expire and will have no value.  We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or payment, after the expiration date, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.  We may choose to extend the rights offering at any time after the record date if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this rights offering by holders of our common stock is less than the level we desire.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.  We also reserve the right to terminate the rights offering at any time prior to the expiration date for any reason, in which event all funds received in connection with the rights offering will be returned promptly to you without interest or deduction to those persons who exercised their subscription.

If we elect to extend the expiration date of the rights offering, terminate the rights offering prior to the expiration date or amend or modify the terms of the rights offering, we will issue a press release announcing such extension, termination or amendment or modification no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date or on the next business day after the date on which the rights offering is terminated or amended or modified, as applicable.

Conditions to and Cancellation of the Rights Offering

The completion of the rights offering is not subject to the satisfaction of any conditions.  However, we reserve the right to amend, extend, cancel, terminate or otherwise modify the rights offering at any time before completion of the rights offering for any reason. In the event that we terminate the rights offering prior to the expiration date, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be promptly returned, without interest or deduction. If we elect to extend the expiration date of the rights offering, terminate the rights offering prior to the expiration date or amend or modify the terms of the rights offering, we will issue a press release announcing such extension, termination or amendment or modification.  See also “—Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified.  Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash prior to 5:00 p.m., New York City time, on April 29, 2011, the expiration date of the rights offering.  Rights holders may exercise their rights as follows:

Subscription by Registered Holders

Rights holders who are registered holders of our common stock or Series B Preferred Stock may exercise their subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full in cash, of the subscription price for each share of the common stock for which they subscribe, to the subscription agent at the address set forth under the subsection entitled “—Delivery of Subscription Materials and Payment,” on or prior to the expiration date.

Subscription by DTC Participants

Banks, trust companies, securities dealers and brokers that hold shares of our common stock or Series B Preferred Stock on the rights offering record date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the rights offering record date through the Depository Trust Company, or “DTC.”  Such holders may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instruct DTC to charge their applicable DTC account for the subscription payment for the new shares or indicating to DTC that such holder intends to pay for such rights through the delivery to the Company by the holder of an equivalent amount of principal and accrued and unpaid interest of indebtedness owed by the Company to such holder, or a combination thereof, and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date.  Except as described under the subsection titled “—Guaranteed Delivery Procedures,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

Subscription by Beneficial Owners

Rights holders who are beneficial owners of shares of our common stock or Series B Preferred Stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock or Series B Preferred Stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf, prior to the expiration date. A rights holder’s subscription rights will not be considered exercised unless the subscription agent receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.

Method of Payment

Payments must be made in full in:

•	U.S. currency by:

•	check or bank draft drawn on a U.S. bank, or postal telegraphic or express, payable to “Continental Stock Transfer & Trust Company, as Subscription Agent”;

•	money order payable to “Continental Stock Transfer & Trust Company, as Subscription Agent”; or

•
wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at __________, ABA #_________, Account #________ FBO Empire Resorts, Inc. Subscription, with reference to the rights holder’s name.

Except if you follow the guaranteed delivery procedures, rights certificates received after 5:00 p.m., New York City time, on April 29, 2011, the expiration date of the rights offering, will not be honored, and we will return your payment to you promptly, without interest or deduction.

The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subject agent;

•	receipt by the subscription agent of any certified bank check draft drawn upon a U.S. bank;

•	receipt by the subscription agent of any U.S. Postal money order; or

•	receipt by the subscription agent of any appropriately executed wire transfer.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it.  DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US.  Except as described below under “—Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount.  The risk of delivery of all documents and payments is on you or your broker, custodian bank or other nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to any standards and procedures adopted by the subscription agent.  See “—Medallion Guarantee May be Required.”

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Subscription Agent

The subscription agent for this rights offering is Continental Stock Transfer & Trust Company.  We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.

Information Agent

The information agent for this rights offering is MacKenzie Partners, Inc.  We will pay all fees and expenses of the information agent related to the rights offering and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering.  The information agent can be contacted at the following address and telephone number:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2285
E-mail: rightsoffer@mackenziepartners.com

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price in cash, as provided in this prospectus, or, if applicable, notice of guaranteed delivery, to the subscription agent by one of the methods described below:

If delivering by Hand/Mail/Overnight Courier:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
(212) 509-4000, x 536

Your delivery other than in the manner or to the address listed above will not constitute valid delivery.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Guaranteed Delivery Procedures

The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery.  On or prior to the expiration date, the subscription agent must receive payment in full in cash, as provided herein, for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by mail or overnight carrier, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the rights and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder’s DTC account to the subscription agent’s DTC account, together with payment of the full subscription price.  The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP.

Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “—Delivery of Subscription Materials and Payment.”

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment in cash, as provided herein, of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment in cash, as provided in this prospectus, you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return by check (unless the holder paid for the rights through indebtedness owed by us) the excess amount to you by mail, without interest or deduction, promptly after the expiration date of the rights offering.

Escrow Arrangements

The subscription agent will hold funds received in payment of the subscription price or evidence of our indebtedness in a segregated account until the rights offering is completed or withdrawn and terminated.

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock or Series B Preferred Stock for the account of others as of the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights.  You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If a beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment.  If you hold shares of our common stock or Series B Preferred Stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock or Series B Preferred Stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or Series B Preferred Stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering.  If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you.  If you hold certificates of our common stock or Series B Preferred Stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your broker, custodian bank or other nominee and request it to effect the transactions for you.  To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.”  You should receive the “Beneficial Owners Election Form” from your broker, custodian bank or other nominee with the other rights offering materials.  If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you.  You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in the rights offering.  We are not responsible if you do not receive this form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Subscription Price

On September 23, 2010, we entered into a settlement agreement with our subsidiaries named therein, the trustee under the indenture governing the 5½% Notes and certain beneficial owners of the 5½% Notes, representing approximately 93.7% of the then outstanding principal amount of the 5½% Notes.  This settlement agreement provided the terms and conditions of a settlement of that certain judicial proceeding commenced by us in August 2009 in the Supreme Court of New York, Sullivan County relating to the exercise of the put right contained in the indenture governing the 5½% Notes.

On November 17, 2010, we repurchased the 5½% Notes for an amount equal to the sum of all outstanding principal and interest then owed on the 5½% Notes plus an additional $975,000 in accordance with the terms of the settlement agreement.  The 5½% Notes were repurchased with proceeds of the bridge loan from Kien Huat, our largest stockholder, along with available cash.  Under the terms of the settlement agreement, if we had not repurchased the 5½% Notes on or before November 22, 2010, we would have been required to exchange up to 100% of the aggregate principal amount of the 5½% Notes that would have remained outstanding after giving effect to certain required prepayments for consideration consisting of (x) $32.5 million in aggregate principal amount of 12% Senior Convertible Notes due 2014 to be issued by us and (y) a pro rata share of one million shares of our common stock.  The 12% Senior Convertible Notes, if issued would have been convertible at the option of the holder, into shares of our common stock based upon a conversion rate equal to a price of approximately $0.8837 per share, subject to certain anti-dilution adjustments from time to time. The conversion rate of the 12% Senior Convertible Notes was determined based upon the average of the last reported bid prices of our common stock for the twenty consecutive trading days ending on the trading day prior to the date on which we entered into the settlement agreement.

Our Board of Directors determined that it was in the best interest of our Company and stockholders to enter into the loan agreement with Kien Huat pursuant to which Kien Huat extended to us bridge financing to a rights offering to provide our stockholders with the opportunity to participate in the restructuring of our indebtedness.  Accordingly, as a condition to Kien Huat’s willingness to extend the bridge loan to us, the subscription price in the rights offering is equal to the $0.8837 per share conversion price that would have been provided for under the 12% Senior Convertible Notes that we would have been obligated to issue if we had not repurchased the 5½% Notes.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company.  You should not consider the subscription price as an indication of the value of the Company or our common stock or of our common shares to be offered in the rights offering.  You should not assume or expect that, after the rights offering, our common shares will trade at or above the subscription price.  The subscription price currently represents a premium to the market price of our common stock and the Company can give no assurance that our common shares will trade at or above the subscription price in any given time period. We also cannot assure you that the market price of our common shares will not decline during or after the rights offering.  We also cannot assure you that you will be able to sell common shares purchased during the rights offering at a price equal to or greater than the subscription price.  We urge you to obtain a current quote for our common shares before exercising your subscription rights.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding.  We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine.  We will not be required to make uniform determinations in all cases.  We may reject the exercise of any of your subscription rights because of any defect or irregularity.  We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.  Our interpretations of the terms and conditions of the rights offering will be final and binding.

Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity.  We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form.  We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you may not revoke or change your exercise or request a refund of monies paid.  All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.  You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Non-Transferability of the Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else.  Notwithstanding the foregoing, you may transfer your rights to any affiliate (i.e. entities which control the recipient or are controlled by or under common control with the recipient) of yours and your rights also may be transferred to the estate of the recipient upon the death of such recipient.  If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

Rights of Subscribers

You will have no rights as a stockholder with respect to shares you subscribe for in the rights offering until certificates representing shares of common stock are issued to you or your account at your broker, custodian bank or other nominee is credited with such shares.  You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment in cash, as provided in this prospectus, and any other required documents to the subscription agent.

Intended Purchases

Kien Huat, our largest stockholder, has agreed pursuant to a letter agreement, dated November 5, 2010, to exercise its entire allocation of basic subscription rights.  Any payment required to be made by Kien Huat to us in connection with Kien Huat’s purchase of its allocation of basic subscription rights will be deemed to have been paid to us and will be applied to reduce an equivalent amount of principal, and accrued and unpaid interest thereon, owed by us to Kien Huat under the bridge loan.  Kien Huat may also, but has not agreed to and is not obligated to, exercise its oversubscription rights in the rights offering.   The rights offering is being made to Kien Huat in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, and shares issued in respect of its participation in the rights offering are not covered by the registration statement of which this prospectus forms a part.  The number of shares which Kien Huat can actually subscribe for in the rights offering will depend on the actual number of rights exercised by the other holders of our common stock and will be between 19,877,198 and 39,606,201.  To the extent that all holders including Kien Huat exercise all of their basic subscription rights then the percentage ownership of each stockholder, including Kien Huat, will remain unchanged.  Assuming no other stockholder were to exercise its rights and Kien Huat were to exercise all of its basic subscription rights in the rights offering and over-subscribe for the maximum amount of shares for which it can over-subscribe, Kien Huat would acquire 39,606,201 newly issued shares, which, together with the 34,936,357 shares owned by Kien Huat prior to the offering, would equal approximately 68.3% of our issued and outstanding shares following such offering.  The exercise by Kien Huat of its basic subscription rights and oversubscription rights, to the extent exercised, will result in Kien Huat being able to continue to exercise substantial control over matters requiring stockholder approval upon completion of the offering. Please see the “Risk Factors” section of this prospectus for more information.

Foreign Stockholders and Stockholders with Army Post Office or Fleet Post Office Addresses

The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address.  Instead, we will have the subscription agent hold the subscription rights certificates for your account.  To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law.  If you do not follow these procedures by such time, your rights will expire and will have no value.

No Board Recommendation

An investment in shares of our common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus.  Neither we nor our Board of Directors are making any recommendation regarding whether you should exercise your subscription rights.

Shares of Common Stock Outstanding After the Rights Offering

Based on the  69,576,840 shares of our common stock currently outstanding (which amount does not include 35,406 shares of our common stock issuable upon conversion of our Series B Preferred Stock) as of March 15, 2011, and the potential that we may issue as many as 39,606,201 shares pursuant to this rights offering, up to 109,183,041 shares of our common stock may be issued and outstanding following the rights offering, which represents an increase in the number of outstanding shares of our common stock of approximately 57%.

Fees and Expenses

Neither we, nor the subscription agent, will charge a brokerage commission or a fee to subscription rights holders for exercising their rights.  However, if you exercise your subscription rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “—Delivery of Subscription Materials and Payment.”

USE OF PROCEEDS

On November 17, 2010, we entered into a loan agreement with our largest stockholder, Kien Huat, pursuant to which Kien Huat agreed to make, and made, a bridge loan to us in the principal amount of $35 million. The bridge loan from Kien Huat bears interest at a rate of 5% per annum, payable in cash in arrears monthly.  The maturity date of the bridge loan is the earlier of the consummation of the rights offering to which this prospectus relates and June 30, 2011.  In the event the rights offering has not been completed on or before June 30, 2011, we may extend the maturity date of the bridge loan to September 30, 2011, during which time interest shall accrue at a rate of 10% per annum.

The proceeds of the bridge loan from Kien Huat, along with available cash, were used to effectuate the repurchase of our previously outstanding 5½% Notes for an amount equal to the sum of all outstanding principal and interest then owed on the 5½% Notes plus an additional $975,000 in accordance with the terms of that certain settlement agreement among us, the trustee under the indenture governing the 5½% Notes and the beneficial owners of the 5½% Notes party thereto.

The net proceeds of the rights offering will be used to repay all or a portion of our outstanding indebtedness, together with interest accrued thereon, under that bridge loan from Kien Huat.  In the event that the proceeds from the rights offering are insufficient to repay our indebtedness to Kien Huat in full and we have not otherwise prepaid such indebtedness in full, the maturity date of the remaining unpaid principal amount of the bridge loan from Kien Huat will, subject to the satisfaction of certain conditions, be extended for a term of two years at an interest rate of 5% per annum and the bridge loan will become convertible at a conversion rate equal to the subscription price in the rights offering of $0.8837 per share.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

Market Information

  Our common stock is listed on the Nasdaq Global Market under the symbol “NYNY.”  The number of shares of common stock issued and outstanding as of March 15, 2011 was 69,576,840.  The closing price per share of our common stock on March 22, 2011, the last full trading day prior to the date of this prospectus, was $0.59. The following table sets forth the high and low intraday sale prices for our common stock for the periods indicated, as reported by the Nasdaq Global Market.

	High	Low
Year ending December 31, 2011
First Quarter (through March 22, 2011)	$1.03	$0.57
Year ending December 31, 2010
First Quarter	$2.47	$1.52
Second Quarter	2.28	1.60
Third Quarter	1.75	0.59
Fourth Quarter	1.56	0.84
Year ended December 31, 2009
First Quarter	$1.85	$0.40
Second Quarter	2.79	0.75
Third Quarter	3.97	1.50
Fourth Quarter	3.59	1.80

Holders

According to Continental Stock Transfer & Trust Company, there were approximately 223 holders of record of our common stock at March 15, 2011.

Dividends

During the past two fiscal years, we did not declare or pay any cash dividends with respect to our common stock and we do not anticipate declaring any cash dividends on our common stock in the foreseeable future.  We intend to retain all future earnings for use in the development of our business.  In addition, the payment of cash dividends to the holders of our common stock is restricted by undeclared dividends on our Series E preferred stock.  We have accumulated unpaid Series E preferred dividends of approximately $11.2 million as of December 31, 2010.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2010 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,782,342	$2.49	2,332,966
Equity compensation plans not approved by security holders	40,000	8.54	--
Total	7,822,342	$2.52	2,332,966

SELECTED FINANCIAL DATA

Our selected consolidated financial data is presented below as of and for the years ended December 31, 2006 through 2010. Our selected consolidated financial data presented below for each of the years ended December 31, 2010, 2009 and 2008 and as of December 31, 2010 and 2009 are derived from our audited financial statements and related notes incorporated by reference into this prospectus. Our selected consolidated financial data presented below for each of the years ended December 31, 2007 and 2006 and as of December 31, 2008, 2007 and 2006 are derived from our audited financial statements, which have not been incorporated by reference into this prospectus. The selected consolidated financial data should be read in conjunction with the information presented under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes and the other information included elsewhere, or incorporated by reference, in this prospectus.

	Years ended December 31,
Statements of Operations Data	2010	2009	2008	2007	2006
	(all dollar amounts in thousands, except per share data)
NET REVENUES	$68,545	$67,634	$68,551	$77,300	$100,873
Operating costs and expenses, including depreciation	69,561	71,805	73,266	83,537	101,489
Impairment loss – deferred development costs*	--	--	--	12,822	--
LOSS FROM OPERATIONS	(1,016)	(4,171)	(4,715)	(19,059)	(616)
NET LOSS	(17,573)	(10,575)	(10,609)	(24,649)	(7,706)
Undeclared dividends on preferred stock	(1,551)	(1,551)	(1,551)	(1,551)	(1,551)
NET LOSS APPLICABLE TO COMMON SHARES	$(19,124)	$(12,126)	$(12,160)	$(26,200)	$(8,627)
Loss per common share, basic and diluted	$(.28)	$(.30)	$(.38)	$(.89)	$(.32)

OTHER FINANCIAL DATA:
Capital Expenditures	$481	$187	$277	$339	$320

BALANCE SHEET DATA:
Cash and cash equivalents	$12,960	$50,080	$9,687	$15,008	$9,471
Total assets	48,442	89,421	49,096	54,199	60,564
Debt payable within one year	35,000	65,000	72,617	--	--
Long-term debt	--	--	--	72,617	72,617
Proceeds from exercise of stock options and option matching rights and sale of common stock	71	55,277	5,191	18,932	1,166
Total stockholders’ equity (deficit)	6,291	15,548	(32,371)	(28,077)	(25,723)

* Impairment loss represents the write-off of costs associated with efforts to develop Indian casinos in New York State.

PRINCIPAL STOCKHOLDERS

The following table sets forth information concerning beneficial ownership of our capital stock outstanding at March 22, 2011 by:  (i) each stockholder known to be the beneficial owner of more than five percent of any class of our voting securities then outstanding; (ii) each of our directors; (iii) each of our “named executive officers” as defined in Item 402(a)(3) of Regulation S-K promulgated under the Securities Exchange Act of 1934; and (iv) our current directors and executive officers, as a group.

The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Commission.  Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right.  The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days.  Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.  Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned			Series B Preferred Stock Beneficially Owned		Series E Preferred Stock Beneficially Owned
	Shares		Percentage	Shares	Percentage	Shares	Percentage
Directors
Au Fook Yew	35,000	(2)	*	--	--	--	--

Joseph A. D’Amato	102,000	(3)	*	--	--	--	--

Nancy Palumbo	64,583	(4)	*	--	--	--	--

Emanuel R. Pearlman	30,000	(5)	*	--	--	--	--

Gregg Polle	30,000	(6)	*	--	--	--	--

James Simon	209,520	(7)	*	--	--	--	--

Current Officers
Charles Degliomini	447,769	(8)	*	--	--	--	--

Clifford A. Ehrlich	355,000	(9)	*	--	--	--	--

Nanette L. Horner	--		--	--	--	--	--

Laurette J. Pitts	--		--	--	--	--	--

Directors and Officers as a Group	1,273,872	(10)	1.8%	--	--	--	--

Stockholders
Kien Huat Realty III Limited c/o Kien Huat Realty Sdn Bhd. 22nd Floor Wisma Genting Jalan Sultan Ismail 50250 Kuala Lumpur Malaysia	34,936,357	(11)	50.2%	--	--	--	--

Louis R. Cappelli c/o Cappelli Enterprises, Inc. 115 Stevens Avenue Valhalla, NY 10595	5,182,311	(12)	7.4%	--	--	--	--

Patricia Cohen 6138 S. Hampshire Ct. Windermere, FL 34786	--		--	44,258	100%	--	--

Bryanston Group, Inc. 2424 Route 52 Hopewell Junction, NY 12533	--		--	--	--	1,551,213	89.6%

Stanley Tollman c/o Bryanston Group, Inc. 2424 Route 52 Hopewell Junction, NY 12533	--		--	--	--	152,817	8.8%

_______________
* less than 1%

(1)
Unless otherwise indicated, the address of each stockholder, director, and executive officer listed above is Empire Resorts, Inc., c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701.

(2)
Consists of 10,000 shares of common stock owned directly by Au Fook Yew, options that are currently exercisable into 15,000 shares of common stock and 10,000 shares of restricted stock issued pursuant to our 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 3, 2012.

(3)	Consists of 2,000 shares of common stock owned directly by Joseph A. D’Amato and options that are currently exercisable into 100,000 shares of common stock.

(4)
Consists of 10,000 shares of common stock owned directly by Nancy Palumbo, options that are currently exercisable into 44,583 shares of common stock and 10,000 shares of restricted stock issued pursuant to our 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 3, 2012.

(5)
Consists of 7,500 shares of common stock owned directly by Emanuel R. Pearlman, options that are currently exercisable into 12,500 shares of common stock and 10,000 shares of restricted stock issued pursuant to our 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 3, 2012.

(6)
Consists of options that are currently exercisable into 20,000 shares of common stock and 10,000 shares of restricted stock issued pursuant to our 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 3, 2012.

(7)
Consists of 28,270 shares of common stock owned directly by James Simon, options that are currently exercisable into 171,250 shares of common stock and 10,000 shares of restricted stock issued pursuant to our 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 3, 2012.

(8)	Includes 22,769 shares of common stock owned by Fox-Hollow Lane LLC, of which Charles Degliomini is the managing member, and options that are currently exercisable into 425,000 shares of common stock.

(9)	Consists of 10,000 shares of common stock owned directly by Clifford A. Ehrlich and options that are currently exercisable into 345,000 shares of common stock.

(10)
Includes options held by directors and officers of the Company that are currently exercisable into an aggregate of 1,133,333 shares of common stock and 50,000 shares of restricted stock issued pursuant to our 2005 Equity Incentive Plan which currently have voting rights but do not vest until January 3, 2012.

(11)	Based on the Amendment to Schedule 13D filed by Kien Huat on September 15, 2010.

(12)
Consists of options that are currently exercisable into 75,000 shares of common stock and, based on the Amendment to Schedule 13D filed by Mr. Cappelli on December 13, 2010,  5,107,311 shares owned directly by LRC Acquisition LLC, over which Mr. Cappelli has shared voting and dispositive power.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 150,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 40,000 shares have been designated Series A Junior Participating Preferred Stock (“Series A Preferred Stock”), $.01 par value per share, in connection with the adoption of our stockholder rights plan, described below, 821,496 shares have been designated Series B Preferred Stock, $.01 par value per share, 137,889 shares have been designated Series C Preferred Stock, $.01 par value per share, 4,000 shares have been designated Series D Preferred Stock, $.01 par value per share, and 1,730,697 shares have been designated Series E Preferred Stock, $.01 par value per share.

The following description of our capital stock is based upon our certificate of incorporation, amended and restated bylaws and applicable provisions of law.  We have summarized portions of our certificate of incorporation, amended and restated bylaws and stockholder rights plan below.  The summary is not complete.  You should read our certificate of incorporation, amended and restated bylaws and stockholder rights plan for the provisions that are important to you.

 Common Stock

As of March 15, 2011, there were 69,576,840 shares of common stock outstanding and 223 holders of record of our common stock.

Voting

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the holders of common stock.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

The common stock has no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.  The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Our common stock is admitted for trading on the Nasdaq Global Market under the symbol “NYNY”.

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

 Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, of each such series without any further vote or action by the stockholders.  The issuance of preferred stock with voting rights superior to the common stock may have the effect of delaying, deferring or preventing a change in control in us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

 Series A Preferred Stock

 We are authorized to issue up to 40,000 shares of Series A Preferred Stock, none of which are issued and outstanding.  Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in the Series A Preferred Stock should approximate the value of one share of common stock.

Series B Preferred Stock

We are authorized to issue up to 821,496 shares of Series B Preferred Stock, of which 44,258 shares are issued and outstanding.  Each share of Series B Preferred Stock is convertible into .8 of a share of common stock and represents the right to .8 of a vote on all matters to be voted upon by the holders of common stock.  The holders of Series B Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $2.90 per annum per share of Series B Preferred Stock.  This Series B dividend accrues from the date of initial issuance and is payable on the first day of each January, April, July and October.  If any dividend on any share shall for any reason not be paid at the time such dividend becomes due, such dividend in arrears shall be paid as soon as payments are permissible under Delaware law.  However, any dividend payment which is not made on or before January 30 of the following calendar year shall be payable in the form of shares of common stock in such number of shares as shall be determined by dividing (A) the product of (x) the amount of the unpaid dividend and (y) 1.3 by (B) the fair market value of the common stock.  Finally, in the event of our liquidation, dissolution or winding up, the holders of our Series B Preferred Stock are entitled to receive a preferential distribution of $29 per share, plus all unpaid accrued dividends.

 Series C Preferred Stock

 We are authorized to issue up to 137,889 shares of Series C Preferred Stock, none of which are issued and outstanding.  Each share of Series C Preferred Stock is convertible into 24 shares of common stock and represents the right to 24 votes on all matters to be voted upon by the holders of common stock.  The holders of Series C Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $5.76 per annum per share of Series C Preferred Stock.  This Series C dividend accrues from the date of initial issuance and is payable on the first day of each January, April, July and October.  If any dividend on any share shall for any reason not be paid at the time such dividend becomes due, such dividend in arrears shall be paid as soon as payments are permissible under Delaware law.  However, any dividend payment which is not made on or before January 30 of the following calendar year shall be payable in the form of shares of common stock in such number of shares as shall be determined by dividing (A) the product of (x) the amount of the unpaid dividend and (y) 1.3 by (B) the fair market value of the common stock.  In the event of our liquidation, dissolution or winding up, the holders of our Series C Preferred Stock are entitled to receive a preferential distribution of $72 per share, plus all unpaid accrued dividends.  Finally, we may, within 120 days after the occurrence of a “capital event,” elect to redeem all or a pro rata portion of the outstanding Series C Preferred Stock for the redemption price of $72 per share, plus all unpaid accrued dividends.  A “capital event” is defined as a sale of our assets which results in at least a $5,000,000 excess of the purchase price paid for the assets over our basis in such assets.

 Series D Preferred Stock

 We are authorized to issue up to 4,000 shares of Series D Preferred Stock, none of which are issued and outstanding.  The Series D Preferred Stock has a stated value of $1,000 per share and is convertible into an aggregate of 330,000 shares of common stock at the lesser price of $6.00 per share or the average of the two lowest closing prices of the common stock during the 30 consecutive trading days immediately preceding the date of conversion.  Prior to conversion, the holders of Series D Preferred Stock are not entitled to vote on any matter except as required by Delaware law.  The holders of shares of Series D Preferred Stock are entitled to receive a dividend of $70 per annum per share of Series D Preferred Stock, which shall increase to $150 per annum per share of Series D Preferred Stock upon the conversion of the outstanding Series D Preferred Stock into more than 330,000 shares of common stock.  Dividends with respect to a share of Series D Preferred Stock are payable in arrears on the earlier to occur of the conversion or redemption of such share of Series D Preferred Stock.  At our option, Series D Preferred Stock dividends are payable in cash or, subject to certain limitations, by delivery of that number of shares of common stock that the amount of accrued dividends payable would entitle the Series D Preferred Stock holder to acquire at a price per share of common stock equal to the lesser of $6.00 and the average of the two lowest closing prices of the common stock during the preceding 30 days.  In the event of our liquidation, dissolution or winding up, the holders of our Series D Preferred Stock are entitled to receive a preferential distribution of $1,000 per share, plus all unpaid accrued dividends.  On or after February 8, 2005, the holders of Series D Preferred Stock can demand that their Series D Preferred Stock be redeemed for that number of shares of common stock equal to the product of (a) the number of shares of Series D Preferred Stock surrendered and (b) a fraction, the numerator of which is the common stock’s current market price and the denominator of which is the lesser of $6.00 and the average of the two lowest closing prices of the common stock during the preceding 30 days.  The holders of Series D Preferred Stock can also demand that their shares be redeemed if we default in effecting a conversion of shares of Series D Preferred Stock and such default continues for 10 days, or if we default in the payment of the stated value ($1,000 per share) or of dividends when due and such default continues for 10 days.  Upon a redemption following such a default described in the prior sentence, we must pay the holders of Series D Preferred Stock demanding redemption, in cash, $1,250 per share of Series D Preferred Stock plus all accrued unpaid dividends.  Finally, between the date we announce our intention to effectuate a change in our control until three days prior to such change in control, the holders of Series D Preferred Stock may demand that their Series D Preferred Stock be redeemed for 125% of the number of shares of common stock to which their Series D Preferred Stock would otherwise be convertible.

 Series E Preferred Stock

 We are authorized to issue up to 1,730,697 shares of Series E Preferred Stock, all of which are issued and outstanding.  These shares of Series E Preferred Stock are not convertible into shares of common stock.  However, each share of Series E Preferred Stock represents the right to .25 of a vote on all matters to be voted upon by the holders of common stock.  The holders of Series E Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $.80 per annum per share of Series E Preferred Stock.  This Series E Preferred Stock dividend accrues from the date of initial issuance and is payable on the first to occur of the redemption of such Series E Preferred Stock or our liquidation, dissolution or winding up.  In the event of our liquidation, dissolution or winding up, the holders of our Series E Preferred Stock are entitled to receive a preferential distribution of $10 per share, plus all unpaid accrued dividends.  Finally, we, at our option, may redeem all or part of the Series E Preferred Stock at any time for the redemption price of $10 per share, plus all accrued unpaid dividends, in cash or by delivery of a promissory note payable over three years.

 Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

 Delaware Anti-Takeover Law

 We are subject to Section 203 of the Delaware General Corporation Law.  Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

 Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person.  The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders.  Our certificate of incorporation and amended and restated bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests.  Therefore, these provisions could adversely affect the price of our common stock.  Among other things, our certificate of incorporation and amended and restated bylaws:

•
permit our board of directors to issue up to an additional 3,225,045 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes, with each class serving staggered three-year terms;

•	requires the approval by the holders of at least 80% of our outstanding common stock to modify the staggered nature of our board of directors;

•
do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the chairman of the board or by the board of directors; and

•
set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Limitation of Liability; Indemnification

 Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of our directors.  These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty.  These provisions will not alter a director’s liability under federal securities laws.  Our amended and restated bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.  We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is the opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP, our Counsel, and sets forth the material United States Federal income tax consequences of the rights offering to holders of our common stock.  This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States Federal income tax purposes.  This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations.  The following discussion does not purport to be a complete analysis of all of the potential U.S. Federal income tax considerations, applies only to holders that are United States persons and does not address all aspects of United States Federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, traders in securities who elect to mark their positions to market, non-United States persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, partnerships, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

This discussion is not intended to constitute a complete analysis with respect to any particular holder of all tax consequences relating to the receipt, exercise, disposition and expiration of the subscription rights and the ownership and disposition of our common shares with respect to that holder.  The following discussion does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.  ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The distribution of subscription rights pursuant to the rights offering will be a non-taxable transaction for United States Federal income tax purposes and the remaining portion of this discussion describes the United States Federal income tax consequences of such treatment.  However, there can be no assurance that the Internal Revenue Service will take a similar view or would agree with the tax consequences described below.  We have not sought, and will not seek, a ruling from the Internal Revenue Service regarding the United States Federal income tax consequences of the rights offering or the related share issuance.

The United States Federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering will be as follows:

•	A holder will not recognize taxable income for United States Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

•
A holder’s tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common stock owned by such holder at the time the subscription rights are distributed.  If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder at the time the subscription rights are distributed, the holder’s tax basis in its subscription rights will be zero unless the holder elects to allocate part of its adjusted tax basis in the common stock owned by such holder to the subscription rights in the manner described in the previous sentence.  For purposes of example only, if the fair market value of the subscription rights being distributed is $1,000,000 and the fair market value of Empire Resorts’ common stock at the time of the distribution is more than $17,000,000, then the fair market value of the subscription rights represents 5.88% of the total fair market value of Empire Resorts’ common stock (namely, 1,000,000/17,000,000).  In that case, the basis of the subscription rights received by the holder would be zero unless the holder elects to allocate part of the tax basis of the shares of common stock to the subscription rights.  Holders exercising subscription rights will be notified by us in the event that the fair market value of the subscription rights on the date such subscription rights are distributed equals or exceeds 15% of the fair market value of the common stock on such date.

•
A holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

•
A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.  The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above.  The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

CAPITALIZATION

The following table sets forth our historical and pro forma cash and cash equivalents and capitalization as of December 31, 2010.  The pro forma information gives effect to an assumed $35.0 million equity raise from this rights offering.

For purposes of this table, we have assumed that $35.0 million is raised in this rights offering.  However, it is impossible to predict how many rights will be exercised in this offering and therefore the gross proceeds that will actually be raised.

This table should be read in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference into this prospectus (dollars and shares in thousands, except for per share data).

	December 31, 2010
	Actual	Pro Forma(1) (2)

Cash and cash equivalents	$12,960	$12,695

Kien Huat Bridge Loan	$35,000	$--
Accounts payable	1,895	1,895
Accrued expenses and other current liabilities	5,256	5,256
Total current liabilities	42,151	7,151

Stockholders’ equity:
Preferred stock, 5,000 shares authorized; $0.01 par value -
Series A, $1,000 per share liquidation value, none issued and outstanding	--	--
Series B, $29 per share liquidation value, 44 shares issued and outstanding	--	--
Series E, $10 per share redemption value, 1,731 shares issued and outstanding	6,855	6,855
Common stock, $0.01 par value, 150,000 shares authorized, 69,479 and 109,086 shares issued and outstanding on an actual and pro forma basis, respectively	695	1,091
Additional paid-in capital	126,082	160,421
Accumulated deficit	(127,341)	(127,341)
Total stockholders’ equity	6,291	41,026
Total capitalization	$48,442	$48,177
__________________

(1)	Pro forma capitalization reflects the following adjustments from the actual capitalization as of December 31, 2010:

	Cash and cash equivalents	Kien Huat bridge financing	Common stock	Additional paid-in capital	Accum-ulated deficit
	(In thousands)
Balance as of December 31, 2010	$12,960	$35,000	$695	$126,082	$(127,341)
Proceeds from issuance of common stock related to rights offering used to satisfy Kien Huat bridge financing	--	(35,000)	396	34,604	--
Cash used for stock issuance costs related to rights offering	(265)	--	--	(265)	--
Pro forma balance as of December 31, 2010	$12,695	$--	$1,091	$160,421	$(127,341)

(2)
Pro Forma capitalization reflects $35.0 million of new capital raised in the rights offering (including shares issued to Kien Huat in the rights offering in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended), less $265,000 of offering costs.

The table above assumes that 100% of the rights offered hereby are exercised to result in $35.0 million of gross proceeds.  Should, for illustrative purposes, only 50% of the rights offered hereby be exercised, pro forma cash and cash equivalents, total stockholders’ equity and total capitalization would each be reduced by approximately $17.5 million.

PLAN OF DISTRIBUTION

On or about April 1, 2011, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock or Series B Preferred Stock on the record date.  We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering.  While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.  If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment in cash, as provided in this prospectus, for the shares of common stock, to the subscription agent, Continental Stock Transfer & Trust Company, at the following address:

If delivering by Hand/Mail/Overnight Courier:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
(212) 509-4000, x 536

In the event that the rights offering is not fully subscribed, holders of rights who exercise all of their rights pursuant to their basic subscription privilege will have the opportunity to subscribe for unsubscribed rights pursuant to the oversubscription privilege.  See further the section of this prospectus entitled “The Rights Offering.”

We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities, other than the written commitment we received on November 5, 2010 from Kien Huat, our largest stockholder, to exercise its entire allocation of basic subscription rights.  Additionally, Kien Huat may, but is not obligated to, exercise its oversubscription right

We have not entered into any agreements regarding stabilization activities with respect to our securities.

If you have any questions, you should contact the information agent, MacKenzie Partners, Inc., by telephone at (800) 322-2285 (toll free) or (212) 929-5500 (Call Collect) or by email at rightsoffer@mackenziepartners.com.  We have agreed to pay the subscription agent and information agent a fee plus certain expenses, which we estimate will total approximately $8,500.  We estimate that our total expenses in connection with the rights offering will be approximately $265,000.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

LEGAL MATTERS

The validity of the rights and shares of common stock offered by this prospectus have been passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

EXPERTS

Friedman LLP, our independent registered public accounting firm, has audited our consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2010, as set forth in their report dated March 18, 2011.  We have incorporated by reference our financial statements in this prospectus and in this registration statement in reliance on Friedman LLP’s report dated March 18, 2011 given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference. In the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10−K for the fiscal year ended December 31, 2010; and

•
our Current Reports on Form 8−K and amendments thereto filed with the Commission on February 16,  2011, February 17, 2011, February 18, 2011, March 17, 2011 and March 23, 2011(other than the portions of those documents, including items 2.02 and 7.01 and related exhibits, not deemed to be filed);

Copies of the above−referenced filings are available at no cost on our website, www.empireresorts.com. In addition, you may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

Empire Resorts, Inc.
c/o Monticello Casino and Raceway
Route 17B, P.O. Box 5013
Monticello, New York 12701
(845) 807-0001

 You should rely only on the information contained or incorporated by reference in this prospectus and any related prospectus supplement. We have not authorized anyone to provide you with additional or different information, and if anyone provides you with additional or different information you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted.  You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. You should not consider any information in this prospectus, or in any related prospectus supplement, to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Commission. Information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may also obtain copies of this information by mail from the Public Reference Section of the Commission, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates.  Further information on the operation of the Commission’s public reference room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330.  The Commission also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the Commission.  The address of that website is http://www.sec.gov.

Our common stock is traded in the Nasdaq Global Market under the symbol “NYNY.”  Our website is located at www.empireresorts.com.  The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In addition, indemnification may be limited by state securities laws.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered.  All of the amounts shown are estimates except the Commission registration fee.

(in thousands)
SEC Registration Fee	$2.0
Subscription Agent Fees and Expenses	25.0
Information Agent Fees and Expenses	13.0
Legal Fees and Expenses	150.0
Accounting Fees and Expenses	25.0
Costs of Printing	30.0
Miscellaneous Expenses	20.0
Total	$265.0

ITEM 14.Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant.  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  Article V of the Registrant’s amended and restated bylaws and Article Sixth of our certificate of incorporation provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law and that the Registrant shall pay the expenses incurred in defending any proceeding in advance of its final disposition.  However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

 Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.  The Registrant’s certificate of incorporation provides for such limitation of liability.

 The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 15.Recent Sales of Unregistered Securities.

On March 31, 2008, we entered into a Stock Purchase Agreement with LRC Acquisition LLC, which was amended on April 28, 2008, pursuant to which we issued and sold to LRC Acquisition LLC 4,200,000 shares of our common stock for an aggregate purchase price of $5,178,600.  Louis R. Cappelli, a former member of our Board of Directors, is the managing member of LRC Acquisition LLC.  We issued the 4,200,000 shares of our common stock to LRC Acquisition LLC in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof and the provisions of Regulation D promulgated thereunder.

On August 19, 2009, we entered into an Investment Agreement with Kien Huat pursuant to which we issued to Kien Huat 34,506,040 shares of our common stock for aggregate consideration of $55 million. All securities sold pursuant to our Investment Agreement with Kien Huat were issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof and the provisions of Regulation D promulgated thereunder.

On November 17, 2010, we entered into the loan agreement with Kien Huat, pursuant to which Kien Huat agreed to make, and made, a loan to us in the principal amount of $35 million, subject to the terms and conditions set forth in the loan agreement and evidenced by a convertible note, dated November 17, 2010.  The loan from Kien Huat may be converted into shares of our common stock in certain circumstances, subject to the terms and conditions of the loan agreement.  The convertible note was issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof and the provisions of Regulation D promulgated thereunder

ITEM 16.Exhibits and Financial Statement Schedules.

Except as otherwise indicated, the exhibits listed below are filed as part of this registration statement.  References to exhibits or other filings under the caption “Location” indicate that that exhibit or other filing has been filed, that the indexed exhibit and the exhibit referred to are the same, and that the exhibit referred to is incorporated by reference.

3.1	Amended and Restated Certificate of Incorporation, dated February 16, 2011. (28)

3.2	Second Amended and Restated By-Laws, as most recently amended on March 14, 2011. (29)

3.3	Amendment to Second Amended and Restated By-laws of Empire Resorts, Inc., effective September 8, 2010. (23)

4.1	Form of Common Stock Certificate. (2)

4.2	Certificate of Designations, Preferences and Rights of Series B Preferred Stock dated July 31, 1996. (5)

4.3	Certificate of Designation setting forth the Preferences, Rights and Limitations of Series B Preferred Stock and Series C Preferred Stock, dated May 29, 1998. (5)

4.4	Certificate of Amendment to the Certificate of Designation setting forth the Preferences, Rights and Limitations of Series B Preferred Stock and Series C Preferred Stock, dated June 13, 2001. (5)

4.5	Certificate of Designations setting forth the Preferences, Rights and Limitations of Series D Preferred Stock, dated February 7, 2000. (7)

4.6	Certificate of the Designations, Powers, Preferences and Rights of the Series E Preferred Stock, dated December 10, 2002. (5)

4.7	Certificate of Amendment of Certificate of the Designations, Powers, Preferences and Other Rights and Qualifications of the Series E Preferred Stock, dated January 12, 2004. (5)

4.8	Certificate of Designations of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Delaware on March 24, 2008. (8)

4.9	Certificate of Amendment to the Certificate of Designations of Series A Junior Participating Preferred Stock, dated August 19, 2009. (17)

4.10	1998 Stock Option Plan. (3)

4.11	2004 Stock Option Plan. (6)

4.12	Second Amended and Restated 2005 Equity Incentive Plan. (9)

4.13
Recapitalization Agreement, dated as of December 10, 2002, by and between Alpha Hospitality Corporation, Alpha Monticello, Inc., Bryanston Group, Inc., Stanley Tollman, Beatrice Tollman and Monty Hundley. (4)

4.14	Common Stock Purchase Warrant, dated May 11, 2010, by and between Empire Resorts, Inc. and Joseph Bernstein. (22)

4.15	Common Stock Purchase Warrant, dated May 11, 2010, by and between Empire Resorts, Inc. and Joseph Bernstein. (22)

4.16	Loan Agreement dated as of November 17, 2010 between Empire Resorts, Inc. and Kien Huat Realty III Limited. (26)

4.17	Convertible Promissory Note issued on November 17, 2010 by Empire Resorts, Inc. in favor of Kien Huat Realty III Limited. (26)

5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP. (1)

10.1	Agreement, dated as of March 23, 2009, among Concord Associates, L.P. and Empire Resorts, Inc. (10)

10.2	Management Services Agreement by and between Sportsystems Gaming Management at Monticello, LLC and Monticello Raceway Management, Inc. dated as of June 10, 2009. (16)

10.3	Restated Management Services Agreement by and between Monticello Raceway Management, Inc. and Sportsystems Gaming Management at Monticello, LLC dated as of September 30, 2009. (20)

10.4	Letter Agreement by and among Empire Resorts, Inc., Monticello Raceway Management, Inc. and KPMG Corporate Finance LLC dated as of June 3, 2009. (14)

10.5	Investment Agreement, dated as of August 19, 2009, by and between Empire Resorts, Inc. and Kien Huat Realty III Limited. (17)

10.6	First Amendment and Clarification to the Investment Agreement dated as of September 30, 2009, between Empire Resorts, Inc. and Kien Huat Realty III Limited. (20)

10.7	Registration Rights Agreement, dated as of August 19, 2009, by and between Empire Resorts, Inc. and Kien Huat Realty III Limited. (17)

10.8	Stockholder Voting Agreement, dated as of August 19, 2009, by and among the stockholders listed on the signature page(s) thereto, Empire Resorts, Inc. and Kien Huat Realty III Limited. (17)

10.9	Separation Agreement, dated as of April 13, 2009, between Empire Resorts, Inc. and David P. Hanlon. (11)

10.10	Consulting Agreement, dated as of April 13, 2009, between Empire Resorts, Inc. and David P. Hanlon. (11)

10.11	Separation and Release Agreement, dated as of April 14, 2009, between Empire Resorts, Inc. and Ronald J. Radcliffe. (12)

10.12	Amendment No. 1, dated as of August 12, 2009, to the Separation and Release Agreement, dated as of April 14, 2009, by and between Empire Resorts, Inc. and Ronald J. Radcliffe. (16)

10.13	Agreement and Release, dated as of April 29, 2009, between Empire Resorts, Inc. and Hilda A. Manuel. (13)

10.14	Consulting Agreement, dated as of April 29, 2009, between Empire Resorts, Inc. and Hilda A. Manuel. (13)

10.15	Letter Agreement, dated as of April 8, 2009, between Empire Resorts, Inc. and Eric Reehl. (11)

10.16	Amended and Restated Letter Agreement, dated as of April 8, 2009, between Empire Resorts, Inc. and Nima Asset Management LLC. (15)

10.17	Employment Agreement, dated as of June 1, 2009, between Empire Resorts, Inc. and Joseph E. Bernstein. (14)

10.18	Employment Agreement, dated as of June 29, 2009, by and between Empire Resorts, Inc. and Charles Degliomini. (16)

10.19	Employment Agreement, dated as of June 29, 2009, by and between Empire Resorts, Inc. and Clifford Ehrlich. (16)

10.20	Consulting Agreement, dated as of August 19, 2009, by and between Empire Resorts, Inc. and Colin Au. (17)

10.21	Consulting Agreement, dated as of September 1, 2009, by and between Empire Resorts, Inc. and G. Michael Brown & Associates, PC. (18)

10.22	Amended and Restated Employment Agreement, dated as of December 24, 2009, by and between Joseph A. D’Amato and Empire Resorts, Inc. (21)

10.23	Consulting Agreement, dated as of September 1, 2009, by and between Empire Resorts, Inc. and Ralph J. Bernstein. (19)

10.24	Settlement Agreement and Release, dated as of May 11, 2010, by and among Empire Resorts, Inc., Kien Huat, Kok Thay Lim, Au Fook Yew, G. Michael Brown, and Joseph Bernstein. (22)

10.25
Settlement Agreement, dated as of September 23, 2010, by and among Empire Resorts, Inc., Alpha Monticello, Inc., Alpha Casino Management Inc., Monticello Raceway Management, Inc., Mohawk Management, LLC, Monticello Casino Management, LLC, Monticello Raceway Development Company, LLC, the Trustee and the holders of Senior Notes listed on Exhibit A attached thereto. (24)

10.26	Employment Agreement, dated as of July 1, 2010, by and between Empire Resorts, Inc. and Nanette L. Horner. (25)

10.27	Employment Agreement, dated as of December 13, 2010, by and between Empire Resorts, Inc. and Laurette J. Pitts. (27)

21.1	List of Subsidiaries. (29)

23.1	Consent of Independent Registered Public Accounting Firm.(1)

23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to the initial registration statement on Form S-1, filed with the Securities and Exchange Commission on December 29, 2010)

99.1	Form of Subscription Certificate. (1)

99.2	Notice of Guaranteed Delivery. (1)

99.3	Letter to Stockholders who are Record Holders. (1)

99.4	Letter to Stockholders who are Beneficial Holders. (1)

99.5	Letter to Clients of Stockholders who are Beneficial Holders. (1)

99.6	Nominee Holder Certification Form. (1)

99.7	Beneficial Owner Election Form. (1)
_____________

(1)	Filed herewith.

(2)
Incorporated by reference to Empire Resorts, Inc.’s Registration Statement on Form SB-2 (File No. 33-64236), filed with the Commission on June 10, 1993 and as amended on September 30, 1993, October 25, 1993, November 2, 1993 and November 4, 1993, which Registration Statement became effective November 5, 1993.  Such Registration Statement was further amended by Post Effective Amendment filed on August 20, 1999.

(3)	Incorporated by reference to Empire Resorts, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on August 25, 1999.

(4)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on January 16, 2003.

(5)	Incorporated by reference to Empire Resorts, Inc.’s Form 10-KSB for the year ended December 31, 2003, filed with the Commission on March 30, 2004.

(6)	Incorporated by reference to Empire Resorts, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2004.

(7)	Incorporated by reference to Empire Resorts, Inc.’s Form 10-KSB for the year ended December 31, 2004, filed with the Commission on March 3, 2005.

(8)	Incorporated by reference to Empire Resorts, Inc.’s Registration Statement on Form 8-A, filed on March 24, 2008.

(9)	Incorporated by reference to Appendix B to Empire Resorts, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on October 8, 2009.

(10)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on March 24, 2009.

(11)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on April 14, 2009.

(12)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on April 17, 2009.

(13)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on May 1, 2009.

(14)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on June 9, 2009.

(15)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on July 10, 2009.

(16)	Incorporated by reference to Empire Resorts, Inc.’s Quarterly Report on Form 10-Q, filed with the Commission on August 17, 2009.

(17)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on August 19, 2009.

(18)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on September 4, 2009.

(19)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on September 16, 2009.

(20)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on October 5, 2009.

(21)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on December 24, 2009.

(22)	Incorporated by reference to Empire Resorts, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on May 17, 2010.

(23)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on September 9, 2010.

(24)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on September 24, 2010.

(25)	Incorporated by reference to Empire Resorts, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on November 12, 2010.

(26)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on November 19, 2010.

(27)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on December 14, 2010.

(28)	Incorporated by reference to Empire Resorts, Inc.’s Current Report on Form 8-K, filed with the Commission on February 16, 2011.

(29)	Incorporated by reference to Empire Resorts, Inc.’s Annual Report on Form 10-K, filed with the Commission on March 18, 2011.

ITEM 17.Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on March 23, 2011.

EMPIRE RESORTS, INC.

By:	/s/ Laurette J. Pitts
Name: Laurette J. Pitts
Title: Chief Financial Officer

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

*	Chief Executive Officer and Director	March 23, 2011
Joseph D’Amato	(Principal Executive Officer)

/s/ Laurette J. Pitts	Chief Financial Officer	March 23, 2011
Laurette J. Pitts	(Principal Accounting Officer)

*		March 23, 2011
Emanuel R. Pearlman	Chairman of the Board

Colin Au	Director

*		March 23, 2011
James Simon	Director

*		March 23, 2011
Nancy A. Palumbo	Director

/s/ Gregg Polle		March 23, 2011
Gregg Polle	Director

* By:	/s/ Nanette L. Horner
Nanette L. Horner, attorney- in-fact

Index to Exhibits

5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1)

99.1	Form of Subscription Certificate.

99.2	Notice of Guaranteed Delivery.

99.3	Letter to Stockholders who are Record Holders.

99.4	Letter to Stockholders who are Beneficial Holders.

99.5	Letter to Clients of Stockholders who are Beneficial Holders.

99.6	Nominee Holder Certification Form.

99.7	Beneficial Owner Election Form.